Exhibit 4.18

EPC_Agreement_Pedale_Project
EXECUTION VERSION

Engineering Procurement & Construction Contract

for the construction of a photovoltaic plant

between

URBETECHNO S.R.L.

As Contractor

And

PEDALE S.R.L.

As Principal

Engineering Procurement & Construction Contract

With this contract

Pedale S.r.l., with registered office in Milan, Via Arco 2, VAT Registration Number and Tax Code Number 06819300960, entered in the Companies Register of Milan, represented by Ran Fridrich, in his capacity as legal representative (hereinafter known as “Principal”);

and

Urbe Techno S.r.l., with registered offices at Bari, via Rodolfo Redi, 3, VAT Registration Number and Tax Code Number 06880000721, entered in the Companies Register in Bari at number 516283, represented by Vicente Zaragoza Zaragoza, in his capacity as legal representative (hereinafter known as the “Contractor”);

(hereinafter known individually as a “Party” and jointly as the "Parties");

Whereas:

(A)	The Principal is a company operating in the field of development and operational management of photovoltaic systems.

(B)	The Contractor is a company operating in the construction of photovoltaic plants and has the expertise to perform the Works, as defined below, in accordance with the terms and conditions hereof.

(C)
The Principal intends to proceed with the construction and operation of a photovoltaic plant located in the province of Bari, Municipality of Corato, made up of polycrystalline modules, with trackers technology and having a capacity equivalent to 3,015 MWp (the "Plant");

(D)	The Principal holds inter alia the following Applicable Permits in relation to the Plant:

(i)	an AU, as defined below, published on 12 August 2010 on the Puglia Regional Bulletin;

(ii)	a STMD, as defined below, issued on 8 February 2010 (goal no. 10484).

(E)	The Principal has the Land Rights, as defined below, over the Area, set-up by entering into the Land Rights agreement enclosed hereto as Annex 1.

(F)
In order to build the Plant, the Principal needs a partner with high expertise and standing in the construction of photovoltaic plants for the “turn key” planning, construction, operation and connection of the Plant, as defined below, and the Contractor is a leading company operating, inter alia, in said field.

(G)
The Principal is planning to appoint a financial institution (the “Financing Entity”), which will grant funding to the Principal in relation to the project on a leasing or project finance basis (the “Financing“).

(H)	The Contractor has confirmed the feasibility and economic convenience of the solution for the connection proposed by ENEL with the STMD referred to under point D (ii) above.

(I)
The Principal is willing to entrust the Contractor also with the operation and maintenance of the Plant through execution of an ad hoc operation and maintenance agreement (the “O&M Agreement”), which shall be executed as a condition for Payment Milestone 1, as defined below.

NOW THEREFORE the Parties agree as follows:

Article 1 – Recitals, annexes and previous agreements

1.1	Recitals and annexes to this contract (hereinafter known as the “Contract” or “EPC Contract”) shall represent an integral and substantial part of the same.

1.2	This Contract replaces and fully supersedes any previous agreement entered into between the Parties, either written or oral, on the matters outlined below.

Article 2 – Definitions and Interpretation

2.1	In addition to any other words and expressions defined in this Contract, the terms used in this Contract, where they start with a capital letter, shall have the following meanings:

•	AEEG: means the Electrical Energy and Gas Authority incorporated pursuant to the Law No. 481 dated 14th November 1995;

•
Applicable Law: means each and every law, regulation, measure, ruling, decree (including the Decree) or deed having a binding nature in Italy and issued by every state body and judicial and/or administrative authority, which is in force on the date in which this Contract is entered into or which comes into force thereafter;

•
Applicable Permits: means each and every license, authorization, certification, filing, recording, permit, affidavit (including the denuncia di inizio attività, the autorizzazione unica or permesso di costruire) or other approval with and/or of any competent authorities that is required by Applicable Law for the construction and connection to the grid (including the comunicazione conclusione iter autorizzativo issued by Enel) and admission to the Q-2 Incentives including, without limitation, those required by Applicable Law in zoning, building, environmental, landscaping, planning and/or archaeological matters;

•	Area: means the area in the plan referred to in Annex 2 to this Contract, in which the Plant shall be built;

•	Autorizzazione Unica or AU: means the autorizzazione unica, as defined and regulated in Legislative Decree no. 387 of 2003;

•
Bank Bond: means the autonomous and first demand renewable guarantee, consistent with the form set forth in Annex 5/A, whose maximum amount shall be equal to 10% (ten per cent) of the BoS Consideration, to be issued by a primary and leading bank in favour of the Principal, in compliance with Article 4.2, as guarantee for all the obligations undertaken by the Contractor under this Contract;

•
BoS Consideration: means an amount corresponding to the balance between 3,900,000 (three million nine hundred thousand) per Mwp and the price of the panels to be used in relation to the Plant, plus VAT;

•	Civil Code: means the Italian Civil Code, introduced with the Royal Decree No. 2, dated 16th March 1942, and all subsequent amendments and/or integrations thereto;

•
Commencement of Operation: means the commencement of operation (i.e. entrata in esercizio) of the Plant pursuant to Article 2(g) of the Ministerial Decree 19 February 2007, and subsequent amendments and integrations;

•	Communication of the Executive Project’s Approval: with reference to the Plant, shall have the meaning set out in Article 8.3 below;

•	Completion Date: shall have the meaning indicated in Article 9.1;

•
Confidential Information: means the information, data, notes, records, agreements, documents, in whatsoever form drawn up, provided by one of the Parties to the other or, in any case, obtained from one of the Parties and connected with the execution of this Contract and, in particular, the Technical Specifications, including, without any limits  whatsoever, any technical and contractual documentation inherent in the Works and their object, as well as any document of a commercial or financial nature, data relating to prices and technical knowledge, models, formulas, industrial processes, records, photographs, drawings, contractual conditions, software, programmes and models and any other intellectual  property concerning the Party making the communication or, in any case, to whom said data refer, with the exception of any information already made available to the public;

•
Consideration: means the all inclusive, invariable, sum that the Principal shall pay to the Contractor to perform the Works with respect to the Plant as per Article 4.1 of this Contract, being it understood that the Consideration shall include inter alia procurement of the Land Rights;

•
Construction Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la realizzazione): means the individual appointed by the Principal pursuant to Article 7 below, who has been entrusted with the duties related to this role pursuant to Article 92 of the Legislative Decree No. 81/2008 and subsequent amendments and integrations;

•	Contract: means this Contract, including all the Annexes and all amendments hereto as mutually agreed by the Parties;

•	Delay Liquidated Damages means the damages referred to in Article 9.3;

•
Decree: means the Ministerial Decree dated 19 February 2007 no. 25336 issued by the Economic Development Minister and whose object is the “Criteria and methods to encourage the production of electrical energy by means of solar photovoltaic conversion in implementation of Article 7 of the Legislative Decree No. 387, dated 29th December 2003” (Criteri e modalità per incentivare la produzione di energia elettrica mediante conversione fotovoltaica della fonte solare, in attuazione dell'articolo 7 del decreto legislativo 29 dicembre 2003, n. 387), integrated by the AEEG Resolution 90/07, Law no. 129 of 13 August 2010, and supplemented by the Ministerial Decree dated 6 August 2010;

•	Definitive Project: means the “Progetto Definitivo”, i.e. the project drawings and the relevant annexes, a copy of which is attached hereto, as Annex 4;

•
Design Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la progettazione): means the individual appointed by the Principal pursuant to Article 7, who shall draft the PSC and who has been entrusted with the duties related to this role pursuant to Article 91 of the Legislative Decree No. 81/2008 and subsequent amendments and integrations;

•	Discount: has the meaning indicated in Article 9.7;

•	Discretional Variations: has the meaning indicated in Article 10.2 (b);

•	Electro-Mechanical Completion: means, with reference to the Plant, the completion of all Electro- Mechanical Works;

•
Electro-Mechanical Works: means, with reference to the Plant, all the mechanical and electrical works, including: (a) supply and installation of the following equipment: inverters, photovoltaic modules and DC installation, mains, pits, cabling, electrical boxes and protection devices, internal connections and interconnections with external installations, weather station, low voltage installation, civil engineering, medium voltage installation (including transformation, protection equipment and utility interconnection equipment, security and monitoring systems); and (b) the grid connection works, i.e. the physical construction of the connection line to the national electricity grid;

•	ENEL: means Enel Distribuzione S.p.A.;

•	Equipment: means the Contractor’s equipment and components to carry out the Works listed in Annex 3 of this Contract;

•
Executive Project: means  the “Progetto Esecutivo”, i.e. the project drawings prepared and delivered by the Contractor prior to the commencement of the Works pursuant to Article 8, in compliance with the Technical Specifications and with the Decree provisions;

•	Expert: means the arbitrator appointed for the solution of technical and related matters in accordance with Article 24.2;

•
FAC: means the Final Acceptance Certificate, i.e. the certificate that shall be issued by Principal in compliance with the outline set forth in Annex 15 acknowledging the positive outcome of the conditions mentioned in art. 12;

•	Financing: means the project loan that may be arranged by the Principal, in compliance with recital G above;

•	Financing Entity: means the financing institution or any other equity partner identified by the Principal which could grant the Financing to the Principal;

•	First Reassessment Test: means the First Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Force Majeure: has the meaning indicated in Article 11;

•	GSE: means the Gestore dei Servizi Elettrici - GSE S.p.A., i.e. the entity appointed to implement the incentive tariff regime foreseen by the Decree;

•	Health and Safety Coordinators: means the Construction Health and Safety Coordinator jointly with the Design Health and Safety Coordinator;

•
IAC: means the Incentive Acceptance Certificate, i.e. the certificate that shall be issued by the Principal in accordance with the form set forth in Annex 14, acknowledging that the Plant has been admitted to the Incentive scheme and that the agreement with GSE has been entered into;

•	Incentive Agreement: (“Convenzione con GSE”) means the agreement between the Principal and GSE in order to obtain the incentives provided under Applicable Law for feed-in-tariffs;

•
Interconnection Agreement means the agreement to be entered into between the Principal and the national electricity grid operator which provides the terms and conditions for the connection to the national grid.

•
Land Rights: means the surface (superficie) right over the Area, free of any encumbrance or burden whatsoever, and compliant with any requirement provided under Applicable Law in order to construct and operate the Plant;

•
Minimum Guaranteed Performance Ratio (or MGPR): means the minimum performance ratio guaranteed by the Contractor pursuant to Annex 9 and in accordance with the methodology used for the measurement of the Plant performance according to the standard CEI EN 61724 (CEI 82-15) as described in the same Annex 9;

•	Necessary Variations: has the meaning indicated in Article 10.2.(a) below;

•	O&M Agreement: means the operation and maintenance agreement referred to in Recital (I);

•
Operational Inspection: means, with reference to the Plant, the verification process carried out by the Contractor according to the Technical Specifications, Applicable Law and MGPR, which shall be carried out by the Parties in accordance with Annex 10 and Article 12 below in order to achieve PAC;

•
PAC: means the Provisional Acceptance Certificate, i.e. the certificate that shall be issued by the Principal in compliance with the outline set forth in Annex 13 acknowledging the positive outcome of the Operational Inspection;

•
Parent Companies: means, respectively, Bosques Solares S.L., a company incorporated under the laws of Spain with its registered office at Camino de la VIesca 50, 33429 Siero (Asturias), registration with the Registro Mercantil of Asturias, Fiscal Code and Vat No. B-74152497 and Urbezeta Italia S.r.l., a company incorporated under the laws of Italy and having its registered office at via Rodolfo Redi, 3, Bari, Italy, VAT Registration Number and Tax Code 06818300722, the two companies jointly owning 100% of the Contractor’s shares;

•
Parent Company Guarantee: means the guarantee, consistent with the form set forth in Annex 5/B, whose maximum amount is equal to the amount of the Consideration to be issued in a consolidated form, by the Parent Companies in favour of the Principal, in compliance with Article 4.2, as guarantee for the obligations undertaken by the Contractor under this Contract.

•	Payment Milestone: means each of the payment milestones set out to in Art. 4.2;

•	Performance Liquidated Damages: means the damages referred to in Article 13.2;

•
Plant: means the photovoltaic plant located in the province of Bari, Municipality of Corato, made up of polycrystalline modules, with trackers technology and having a capacity equivalent to 3,015 MWp, which term shall include all the items, such as without limitation, cables, modules, inverters, structures, cabins, etc, that are finalised at the functioning of the plant;

•
POS: means the operative safety plan (i.e. Piano Operativo di Sicurezza) to be drawn up by the Contractor, with reference to the Plant, in compliance with the CSP, in accordance with Article 89, paragraph 1, letter h) of the Legislative Decree no. 81/2008 and subsequent amendments and integrations thereto, as possibly amended in agreement with the Health and Safety Coordinators;

•	Power Purchase Agreement (or PPA): means the agreement that the Principal will enter into with the energy company of its choice for the sale of the produced electricity;

•
Project Implementation Schedule: means the schedule for the implementation of the construction of the Plant, which is attached as Annex 7 as may be updated, from time to time, in agreement between the Parties;

•
PSC: means the coordination and safety plan drawn up by the Design Health and Safety Coordinator during the planning phase, pursuant to Article 100 of Legislative Decree no. 81/2008, which must include, inter alia, an estimate for the safety costs, as eventually altered  by the Construction Health and Safety Coordinator during the performance phase while the Works are carried out;

•
Q-2 Incentive: means the incentive to the tariff for the production and delivery of power to the national electricity grid through a solar power plant set out for the second four months of 2011 in accordance with the Decree;

•	Reassessment Tests: means jointly the First Reassessment Test and the Second Reassessment Test of the MGPR will be performed pursuant to Article 12.6.

•	Second Reassessment Test: means the Second Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Service Order: means the orders given during the execution of the Works;

•	Site Manager: means the individual appointed by the Contractor, who shall work with the Works Manager throughout the performance of the Works;

•	Start of Works: shall mean the Dichiarazione di Inizio Lavori;

•	STMD: means the soluzione tecnica minima di dettaglio regulated in AEEG Resolution no. 281/05, as subsequently amended and integrated;

•	STMG: means the soluzione tecnica minima generale, regulated in AEEG Resolution no. 281/05, as subsequently amended and integrated;

•	TAC: means the Technical Acceptance Certificate, i.e. the certificate that shall be issued by Principal in accordance with the outline set forth in Annex 11 following the Technical Inspection;

•	Technical Consultant: means the consultant appointed by the Principal and/or the Financing Entity, who has been appointed to monitor the progress of the Works;

•
Technical Inspection: means the inspection procedure that the Principal shall carry out pursuant to Annex 10 and in accordance with Article 12 in order to verify that the Electro-Mechanical Completion complies with the Technical Specifications, Applicable Laws and rules of the trade, and to achieve the TAC;

•
Technical Specifications: means the documentation, referred to in Annex 6 of this Contract, in which the technical specifications on the basis of which the Contractor shall perform the Executive Project and Works to reach the MGPR are indicated;

•	Variations: means, jointly, the Discretional and Necessary Variations;

•
Warranty Bond: means the autonomous and first demand guarantee equal to 10% (ten per cent) of the Consideration, consistent with the form set forth in Annex 5/C,  issued by a primary and leading bank or which, in any case, satisfies the Principal and the Financing Entity, as a guarantee for the Contractor’s obligations from issuance of PAC until issuance of FAC;

•	Warranty Period: means the period of 2 (two) years starting from execution of the PAC.

•	Working Day: means every day except for Fridays, Saturdays, Sundays and public or bank holidays;

•	Works: means the activities that have been performed or are to be performed by the Contractor for the Plant pursuant to this Contact, as better described in Article 3 hereof;

•
Works Manager: means the “Responsabile Lavori”, i.e. the individual appointed by the Principal, in compliance with the Law No. 81/2008, who shall perform the site management duties foreseen by the Applicable Law and/or listed in this Contract.

2.2.	The following interpretation provisions shall be applied to this Contract, unless otherwise provided for:

(a)	the articles’ headings are merely indicated for the sake of convenience of reference and cannot be used for the interpretation of the terms contained in this Contract;

(b)	reference to sections, articles and annexes shall be understood as being made, unless otherwise indicated, to the sections, articles and annexes contained in this Contract;

(c)	unless explicitly indicated in this Contract,

(i)	any reference to this Contract shall be a reference to the Contract, as validly revised, integrated or amended and

(ii)	any reference made to any other agreement or document shall imply reference to that agreement or document, as validly revised, integrated or amended;

(d)	unless otherwise explicitly indicated, the words and definitions, used in the singular form shall have the same meaning, mutatis mutandis, even when used in the plural form and vice versa;

(e)
the terms, "herein", "therein" and synonyms in this Contract refer to the entire Contract and not to particular articles in this Contract, unless explicitly provided in this sense, just as the terms “below” or “above” indicate the part below or above in this Contract, with reference to the point in which said terms have been used;

(f)
the word “included” and the expression “in particular” shall always be considered to be followed by the expressions “without limitations” or “not limited to” even if not effectively followed by said expressions;

(g)	every reference to each individual shall also refer to his legitimate successors and assignees;

(h)
if, on the basis of this Contract, an activity must be performed, a communication sent or a term expires on a day other than a Working Day, said activity shall then be performed, the communication be sent or the relative term expire on the Working Day falling immediately after;

(i)	in the case of conflicts between the provisions of this Contract and of annex hereto, the provisions of this Contract shall prevail.

Article 3 – Object and Description of the Works

3.1
With this Contract, the Principal has entrusted “turn key” the Contractor, who accepts, with the realisation of the Executive Project and the performance of all the Works in a world class manufacturing way and in compliance with the Technical Specifications and Applicable Laws.

3.2	In particular, and without limitation, the following activities shall be understood as having been included in the invariable Consideration referred to in Article 4:

(a)	Procurement and transfer in favour of the Principal:

(i)
Applicable Permits: perform any activity or prepare any document for the successful procurement and transfer to the Principal of the Applicable Permits, including delivery to the competent Municipality offices of any variation thereto, being it understood that the Contractor shall be liable for the full suitability of the Applicable Permits with respect to the lawful, compete and satisfactory performance of the Works; and

(ii)
Land Rights: procure that the Principal acquires the Land Rights over the Area and carry out any activity (such as any cadastral parcelling) that may be necessary in relation to the suitability Area in respect of the construction and 20 year operation of the Plant;

(b)
Engineering: including without limitation, the performance of the Executive Project in compliance with the Technical Specifications and their amendment as required in order to obtain the Principal’s final, written approval, the Plant “as-built” documentation, the electrical single wire and multi-wire diagrams, Technical Specifications, components and operation and maintenance manuals;

(c)
Civil Works: including the construction of entries, digging work for the electrical underground cabling, if any, foundations, enclosures and constructions necessary to house the inverters and transformers, fencing, in accordance with the Executive Project and the Technical Specifications and supplying, on his own initiative and expense, the materials, vehicles or any other component and labour necessary. Construction of all the provisional Works, including those located outside the Area (signage, even luminous, placards, crush barriers aimed at defining or limiting the paths of pedestrians and vehicles, in compliance with the traffic and viability provisions), as well as the preparation of the equipment aimed at guaranteeing, for the entire duration of the Works, in compliance with the provisions on safety and health on the workplace and what is contained and has been prescribed in the PSC. Construction of site offices for the Works Manager and the Design Health and Safety Coordinator. Provision of all the utilities required for the supply of water and electricity during the Plant construction works as well as of suitable offices for the Design Health and Safety Coordinator. Payment of all the charges for the consumption of water, and electricity, as described above. Building of barriers or provisional protection for the Works and wherever the safety provisions require them;

(d)
Supply of the electro-mechanical apparatus: including supply, installation and start up of the photovoltaic modules, mounting structures, inverters, module boards and electrical connection in direct and alternating current into the national electricity grid, transformation box, interface module boards, grounding system, supervision and control system, monitoring system, video surveillance and weather station.

(e)
Assembly and installation: the supply and installation, including the use of labour, of all the materials, accessories and secondary components that might be required for the correct and safe operation and management of the Plant. Maintenance and operative capacity of the site for the entire duration of the Works;

(f)	Constant inspection and planning of the states of progress concerning the Works.

(g)
Grid connection civil works: the timely construction of all the civil works required by ENEL with reference to the STMD, for the purposes of the Plant’s connection to the grid (merely by way of an example, the construction of the area/cable line and delivery box). The works may include the intervention of ENEL.

(h)
Delivery to the Principal of all the necessary documentation, on issue of the Plant’s PAC and as a condition for the issue of the FAC, to be drawn up in compliance with the Applicable Law and in order to obtain the Q-2 Incentive;

(i)
Post-STMD activities: relations with the competent authorities (such as, inter alia, ENEL) and the individuals appointed by the latter for the Plant’s connection to the grid shall be directly managed by the Contractor, who must constantly monitor ENEL’s activities and those of the other individuals, soliciting them, when necessary, with the means deemed to be most expedient, in order to facilitate and, in any case, make such connection to the national electricity grid possible within the Completion Date established by the Project Implementation Schedule. Furthermore, the Contractor shall carry out all activities and formalities aimed at obtaining the Q-2 Incentive Agreement, the Interconnection Agreement and the PPA (as the case may be), and to prompt the Principal for proper action in connection therewith, when necessary.

(j)
Custody of the Area: maintenance, protection, monitoring, security service, custody and conservation of the Area and of the equipment erected or stored therein until issuance of PAC. The protection and security systems and procedures will be in line with the best practice and the minimum standard requested by the insurers. The Contractor shall be the keeper of the Works, as well as of all the materials and equipment to be used during the execution of the Works and shall therefore adopt any necessary measures aimed at avoiding any losses, damages and thefts, as well as providing, at its own initiative and expense, for the replacement of what has been damaged or removed until issue of the PAC and the Plant’s delivery to the Principal.

(k)
Clearance of the Area: removal of all tools and materials that are not necessary during the Warranty Period within the first 20 (twenty) Working Days after signing of PAC; cleaning of the Area, including the restoration of the surrounding areas and roads, in order to leave the Plant in the condition necessary for its proper operation and maintenance. Removal and transport to the authorised public dumps, of all waste materials that cannot be re-used, with final delivery to the Principal of the certification of its disposal, in compliance with Applicable Law.

3.3	The Contractor shall perform, more generally, any other activities that might be necessary to duly perform the Contract, to achieve the standards of world class manufacturing, and MGPR.

3.4
In addition, the Contractor shall file, at its expenses, any documents and applications necessary to apply for and obtain the Applicable Permits on a timely basis, or in the event that Applicable Law requires that such Applicable Permits be filed by the Principal, the Contractor hereby undertakes to fully cooperate with the Principal in interacting with the public authorities and carry out all the activities to obtain them, as soon as possible, and in any case within the terms set out by the Applicable Law and the Project Implementation Schedule.

3.5
It is understood that the planning, construction, any inspection and the subsequent management of the Plant may be financed by the Financing Entity in compliance with the project financing or leasing outline, and that this shall require this Contract’s co-ordination with the terms set forth in the financing agreement, by means of entering into a direct agreement with the Financing Entity (the “Direct Agreement”). Therefore, the Parties mutually undertake to enter into the Direct Agreement, if necessary.

Article 4 – Consideration, Terms of Payment and Guarantees

4.1	The Principal shall pay the Contractor a Consideration equal to Euro 3,450,000 (three million four hundred fifty thousand) per MWp, plus VAT, in compliance with the following terms and conditions.

4.2	The Consideration shall be paid to the Contractor in accordance with the following Payment Milestones:

a)	Payment Milestone 1: Euro 150,000 (one hundred-fifty thousand) shall become due on fulfilment of the following conditions:

(i)
completion of all Applicable Permits (excluding admission to the applicable incentives) procedures in a way which is satisfactory to the Principal’s legal advisors, including submission of the variations consequent to the planning and Equipment amendments, if any, and compliance with any provisions established by the competent municipal technical offices; and

(ii)	transfer of the Applicable Permits (excluding the incentives) and the Land Rights to the Principal; and

(iii)	submission by the Contractor of all the relevant technical documentation, including variations to the layouts, if any, in a way that is satisfactory to the Principal’s technical advisors; and

(iv)
evidence of acceptance by the panel supplier of the purchase order of the panels required for the construction of the Plant sent by the Principal (or any third entity indicated by the Principal) or the Contractor, as the case may be; and

(v)	execution by the Parties of the O&M Agreement; and

(vi)	delivery of the Parent Company Guarantee in compliance with the following provision of this Article 4.2, letter a).

The Parent Company Guarantee shall guarantee the due performance of the Works, as well as the due performance by the Contractor of all the obligations undertaken under this Contract, and from issue of PAC, the Parent Company Guarantee shall also guarantee the due performance of all the obligations undertaken by the Contractor, pursuant to the O&M Agreement. The Parent Company Guarantee shall be finally released upon issuance of FAC.

b)
Payment Milestone 2: 10% (ten per cent) of the BoS Consideration shall become due, provided that all the conditions in art. 4.2.(a) have been fulfilled, on delivery of the Bank Bond, which shall in any case be delivered by the Contractor within 30 (thirty) days of the first payment.

The Bank Bond shall guarantee the due performance of the Works, as well as the due performance by the Contractor of all the obligations undertaken under this Contract and shall be finally released upon issuance of PAC. Should PAC have not been issued within the date which falls 7 (seven) days before expiry of the Bank Bond, the Contractor shall promptly renew the Bank Bond, being it understood that in the case that the Bank Bond is not at such date renewed the Principal shall be entitled to either enforce it for its whole amount or terminate this Contract pursuant to art. 17.1.

c)
Payment Milestone 3: 15% (fifteen per cent) of the BoS Consideration shall become due, provided that all the conditions in art. 4.2. (a) and (b) have been fulfilled, on installation of at least 50% (fifty per cent) of the tracker structures required for the construction of the Plant.

d)
Payment Milestone 4: 5% (five per cent) of the BoS Consideration shall become due, provided that all the conditions in art. 4.2. (a), (b) and (c) have been fulfilled, on fulfilment of the following conditions:

(i)	delivery to the Area of at least 80% (eighty per cent) of the panels required for the construction of the Plant; and

(ii)	installation of at least 50% (fifty per cent) of the panels required for the construction of the Plant.

e)
Payment Milestone 5: 25% (twenty five per cent) of the BoS Consideration shall become due, provided that all the conditions in art. 4.2. (a), (b), (c) and (d) have been fulfilled, on Commencement of Operation;

d)	Payment Milestone 6: the balance of the Consideration shall become due on fulfilment of the following conditions:

(i)	satisfactory outcome of the Provisional Acceptance Test and issuance of the PAC; and

(ii)	delivery by the Contractor to the Principal of the Warranty Bond, provided that the Warranty Bond shall become effective on payment of Payment Milestone 6 by the Principal.

The Warranty Bond shall guarantee the due performance of the Works, as well as the due performance by the Contractor of all the obligations undertaken under this Contract and under the O&M Agreement and shall be finally released upon issuance of FAC. Should FAC have not been issued within the date which falls 7 (seven) days before expiry of the Warranty Bond, the Contractor shall promptly renew the Warranty Bond, being it understood that in the case that the Warranty Bond is not at such date renewed the Principal shall be entitled to either enforce it for its whole amount or terminate this Contract pursuant to art. 17.1.

4.3
Once the Contractor believes that any of the Payment Milestones set out under Article 4.2 has been achieved, it shall so notify the Principal in writing. Within 10 (ten) Working Days from receipt of the notice, the Principal shall inspect the Works and verify that the relevant Payment Milestone has been achieved. In the event of objection, the Principal shall indicate to the Contractor the conditions that are outstanding for the relevant Payment Milestone. In the event that no objection is raised in writing by the Principal within such term, the relevant Payment Milestone shall be deemed approved.

4.4
Payment shall be made within 15 (fifteen) Working Days of the date of receipt by the Principal of the relevant invoices by wire transfer to the bank account indicated by the Contractor. It is understood that the invoice relating to Payment Milestone 4 may not be issued prior to issuance of PAC.

4.5
The Parties agree that the payments of the Payment Milestones shall constitute mere advance payments and not the single lots in which the Parties intended dividing up the Works, with the exclusion, therefore, of the provision contained in the second paragraph of Article 1666 of the Civil Code.

4.6
The Parties agree and accept that the Consideration provided in the Contract is fixed and cannot be amended, save as provided in Article 10. Accordingly, the Parties have agreed to exclude the applicability of the Civil Code and every other provision that would entitle the Contractor to obtain a review of the price. Save for art. 10, the risk related to the events referred to in Article 1664 of the Civil Code (burdensomeness or difficulty in performance: i.e. due to an increase of the cost of works and/or materials, or particular performance difficulties due to geological, hydraulic, etc.) and Article 1467 of the Civil Code is fully and expressly undertaken by the Contractor.

4.7
It is agreed that from Commencement of Operation until payment of Payment Milestone 6, the Principal shall pay to the Contractor an amount equal to 16% (sixteen per cent) of the net production revenue (i.e. the revenue net of any operational expenses) generated by the Plant provided and to the extent that that the Plant reaches MGPR.

Article 5 – Representations and Warranties of the Contractor

5.1
The Contractor represents and warrants that he has visited the Area, that the same is suitable for the Plant’s construction in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law and has already checked the absence of obstacles of a technical and/or geological and/or hydraulic and/or legal and/or administrative nature with reference to the commencement of the Works. Any and all designs, engineering and project specifications produced and delivered by the Contractor shall be prepared and signed by a duly certified engineer and are appropriate to fully accomplish the purpose of this Contract. Therefore, any approval or acknowledgement by the Principal of the technical designs and documentation shall not release the Contractor from its duties, warranties and liabilities as to the exact delivery of the Plant and performance of the Works.

5.2
The Contractor represents and warrants that at the time of execution hereof the Principal has been transferred a valid AU, an accepted STMD and Enel’scomunicazione di conclusione iter autorizzativo in relation to the Plant and that it is unaware of any facts or circumstances, of any kind whatsoever that might prejudice the formation or validity of any Plant’s Applicable Permits, or the transfer or registration thereof in favour of the Principal. The Area is free from any encumbrances or burdens and no third parties (apart from the lawful owners) can raise any claim in relation to the Area and/or hinder the acquisition by the Principal of the Area free from encumbrances or burdens.

5.3
The Contractor also represents and warrants to the Principal, with reference to the “turn key” nature of this Contract, to be the only Party liable to the Principal concerning the Works’ complete construction in a world class manufacturing way, undertaking, thus, all liability towards the Principal with reference to all the activities whose performance is entrusted to sub-contractors, pursuant to this Contract.

5.4
The Contractor agrees, as of the date hereof, to the assignment and/or pledge in favour of the Financing Entity (or any third parties appointed by the latter) by the Principal of his receivables deriving from this Contract and shall provide his cooperation in the performance of all the formalities and provide any further consent, necessary or expedient, required as to the assignment and/or pledge's formation.

5.5
The Contractor guarantees to dedicate to the Plant, at all times, the adequate number of workers and to timely and completely pay all wages, insurance fees and public charges, social securities, etc. for the workers on the sites.

5.6
There are no impediments, to the Contractor's knowledge, that could compromise the obtaining of the authorizations for the construction of the grid infrastructure necessary to connect the Plant to the grid.

Article 6 – The Principal’s duties

6.1	The Principal shall make available the areas necessary for the Contractor's offices and warehouses as well as to store the materials.

6.2
The obligations of the Principal shall be those that are established in this Contract and those resulting from Applicable Law, including, in particular, and without prejudice to the Contractor’s obligations under Article 3, the following:

(a)	to timely comply with its payment obligations under this Contract;

(b)	to promptly sign with Enel Distribuzione S.p.A. the Interconnection Agreement for the Plant, upon being prompted by the Contractor;

(c)	to promptly sign with GSE the Incentive Agreement for the Plant upon being prompted by the Contractor;

(d)	to promptly sign with the energy company of its choice the PPA upon being prompted by the Contractor;

(e)	to co-operate, in good faith, with the Contractor in relation to the Contractor's performance of this Contract.

Article 7– Works management, Safety Coordination and Costs, Site Rules

7.1
Pursuant to Article 89 of the Legislative Decree 81/2008, the Principal shall appoint a Design Health and Safety Coordinator for the planning phase. The Design Health and Safety Coordinator shall be in charge, during the planning phase, of all the obligations and responsibilities pursuant to the Applicable Laws regarding Health and Safety in the workplace. All the fees and expenses relating to said appointment, including his/her consideration shall be borne by the Principal. Pursuant to Article 89 of Legislative decree 81/2008, the Principal shall also appoint a Construction Health and Safety Coordinator for the Executive Project phase, who shall be in charge of all the obligations and responsibilities pursuant to the Applicable Laws regarding health and safety in the workplace. The Principal, pursuant the Article 89 of Legislative Decree 81/2008, shall delegate to a professional duly qualified the duties of supervision and coordination of the manner and timing of the Works (the “Works Manager”, i.e. the Responsabile dei Lavori). All the fees and expenses relating to the Works Manager  and the Health and Safety Coordinators, including their considerations, shall be borne by the Principal.

7.2
In order to allow the Contractor to draw up thePiano Operativo di Sicurezza (the POS) the Principal, pursuant to Article 100 Para 1 of the Legislative Decree 81/2008, through the Design Health and Safety Coordinator, must deliver the Piano di Sicurezza e Coordinamento (the PSC) to the Contractor, at least 30 days before the Start of Works. The Contractor shall deliver to the Principal, at least 20 Working Days before the Start of Works the POS, which shall include any integrations related to the specific risks deriving from the execution of the works pursuant to Article 100, Para 1 of the Legislative Decree no. 81/2008 and to the terms set out in Annex 7 thereto. The POS and its amendment are an integral part of this Contract and the Contractor shall comply with them as well as with any statutory provisions and regulations in force, and shall be held directly and autonomously liable in the case of any breach of the same.

7.3
The Works Manager, who in any case shall not have the powers to represent the Principal, shall supervise the Works to be performed in compliance with the contractual provisions and the law, the terms set out therein and, when the performance is carried out by sub-contractors, he must ensure the coordination between the individual works. In particular, without prejudice to the above, the Works Manager shall be responsible for the following:

(a)	Represent the Principal on site during the performance of this Contract;

(b)
Check compliance with the Project Implementation Schedule and, in the case of delay with reference to the latter, agree upon a new programme aimed at guaranteeing compliance with the dates established for the Plant’s final delivery;

(c)	Monitor the site;

(d)	Check the effective coordination among the subcontractors, under the Contractor’s liability;

(e)	Draw up the reports relative to the beginning and end of the Works, any suspensions and anything else that might concern the site Works;

(f)	Check the partial and final advance payments;

(g)	Analyse the costs indicated by the Contractor in the case of Discretional Variations;

(h)	Ensure the execution of the Technical Inspection, the Operational Inspection, the Reassessment Tests, and the delivery of the Works;

(i)
Check that the Contractor’s performance of the Works takes place in compliance with all the provisions of this Contract, of the Applicable Law and the Technical Specifications, and in a world class manufacturing way. In particular, the Works Manager shall:

(i)
impart the technical directions required to guarantee the Contractor’s compliance concerning the Works’ performance conditions and, where necessary, formulate the relative remarks and/or objections and propose Variations;

(ii)	validate the Technical Inspection and the Operational Inspection for the Principal’s approval;

(iii)	supply the Contractor with clarification and/or supplementary technical explanations concerning the projects’ specific elements and/or technical descriptions necessary to carry on the Works;

(iv)
order the amendments, which are necessary for technical reasons, related to specific elements of the Works that do not impair the substance and nature of the Works and that do not constitute Discretional Variations;

(v)	approve the drawings prepared by the Contractor with reference to their compliance with the Technical Specifications and the Executive Project approved by the Principal.

7.4
Within 5 (five) Working Days of the Communication of the Executive Project’s approval, the Contractor shall inform the Principal in writing about the Site Manager’s name, who must have the technical expertise and professionalism necessary to perform his appointment according to this Contract. In particular, in order to ensure the correct performance of the Contractor’s obligations under this Contract and the Applicable Law, the Site Manager must:

(a)	cooperate with the Works Manager, the engineer appointed to draw up and sign the Executive Project and with the Health and Safety Coordinators; and

(b)	observe all the requirements and observations imparted by the above persons in the case they spot any inconsistency between the Works and the Applicable Laws.

7.5
Any instruction, request, integration or order from the Works Manager, the Health and Safety Coordinators and/or the Safety Coordinator shall be communicated to the Contractor in writing by means of specific Service Orders which must be progressively numbered and delivered to the Site Manager in two copies, one of which must be returned, duly signed, by the Contractor as receipt thereof. The Contractor shall not be entitled to refuse to perform the orders received, save for his right to draw up, in writing, his own remarks or reservations on signing the Service Orders in the case that the latter are unreasonable and/or outside the scope of the Works. Such remarks or reservations shall in any case take place, on penalty of forfeiture, within 5 (five) Working Days of receipt of the Service Orders.

7.6
The Health and Safety Coordinators, the Works Manager, the Technical Consultant and/or the individuals indicated by the Principal shall be entitled to enter the site, at any time whatsoever, and to carry on the verifications that, at their unquestionable judgement, would be necessary.

7.7
The personnel employed by the Contractor to carry out the Works must be experienced and of a sufficient number in respect of the obligations undertaken by the Contractor. The Principal shall be entitled to require the immediate removal from the site of the personnel’s members who, at his unquestionable judgement, do not offer sufficient guarantees for the timely performance and quality of the Works and/or whose conduct might prejudice the Plant and its performance. The Contractor’s personnel, operating where the work is carried out, must be equipped with an identity badge.

7.8
The Contractor undertakes to comply with all the obligations derived from the Applicable Law’s provisions regarding labour and social security, including the general, health rules on the work place, the provisions on accident prevention on the work place, the obligatory insurance for accidents in the work place and professional illnesses, social security for involuntary unemployment, invalidity or old age, tuberculosis and other professional illnesses, the protection of workers in the case of a contract with particular reference to the Legislative Decree No. 81/2008 and to any other provisions in force or which might arise during the Works aimed at protecting the workers. Furthermore, the Contractor shall grant his personnel an economic and juridical status in compliance with the applicable labour collective agreements, and shall provide, upon the Principal’s written request, suitable documentation constituting evidence of the appropriate economic and juridical status and holding the Principal harmless from any claim raised by his consultants and/or employees.

7.9
Pursuant to Article 26, paragraph 5 of Legislative Decree no. 81/2008,Annex 8 contains specific indications of the costs relating to safety in the Area, which shall be included in the Consideration and which the Contractor is obliged to draw up with accuracy and precision.

7.10
The Parties agree that the prevailing language for any correspondence between them in relation to the entire execution of this Contract, including correspondence, testing and inspections shall be the English language.

Article 8 – Performance of the Works

8.1
The Contractor shall deliver to the Principal, within 10 (ten) Working Days of the date on which this Contract is executed, two copies of the Executive Project for the Plant, one on paper and one using editable software, for the Principal’s approval.

8.2
Within 10 (ten) days from the Executive Project’s delivery date to the Principal, pursuant to Article 8.1 foregoing hereto, the Principal shall provide the Contractor with its consent or remarks and/or proposals for amendment and integration which are necessary in order to bring into line the Executive Project with the Decree and the Technical Specifications. The Contractor shall, at its own expense and without this constituting a reason for requesting any variations to the Consideration, amend the Executive Project in compliance with the Principal’s proposals. The amended/integrated Executive Project shall be delivered to the Principal within the following 10 (ten) Working Days, in order to obtain the Principal’s approval, provided that in the following 10 (ten) days the Principal shall communicate its decision to the Contractor.

8.3
Once the Executive Project has been approved by the Principal, the latter shall provide the Contractor with a written communication (the “Communication of the Executive Project’s Approval”), and the Parties shall meet within 7 (seven) days of the Contractor’s receipt of said communication, in order to proceed with the delivery of the Area to the Contractor. On delivery of the Area, as a condition to allow the Start of Works, the Contractor shall provide the Principal with evidence that it has entered into the insurances provided under Article 15, in accordance with the terms thereof.

8.4	After delivery of the Area, the Contractor shall set up the site and declare the Start of Works for the Plant.

Article 9 – Completion Date and Delay Liquidated Damages

9.1	Without prejudice to the provision in Article 9.6, the Contractor undertakes to achieve Electro-Mechanical Completion and Commencement of Operation within 31 May 2011 (“Completion Date”).

9.2
In the case of an envisaged delay in respect of the date referred to in Article 9.1, the Contractor shall within 7 (seven) Working Days from the relevant date, deliver to the Principal a written delay recovery plan, specifying the relevant terms and procedures aimed at safeguarding, inasmuch as possible, the punctual achievement of the Completion Date. For the avoidance of doubt the submission of such recovery plan to the Principal shall not release the Contractor from any of its obligations under this Contract.

9.3
Without prejudice to the provision in Art. 9.6, should the Contractor fail to comply with the Completion Date, the Principal shall be entitled to apply Delay Liquidated Damages equal to Euro 1.6 (one point six) per kWp per day of delay, save for any further damages. The Contractor acknowledges that the above amounts are a genuine pre-estimate of the Principal’s losses in the event of delays in the Completion Date. Delay Liquidated Damages shall be payable on a monthly basis upon receipt by the Contractor of the Principal’s request for payment.

9.4	Without prejudice to the above, the Principal shall also be entitled (in its absolute discretion) to offset the Delay Liquidated Damages against any monies due, or to become due, to Contractor.

9.5	The payment shall not release the Contractor from its obligation to complete the Works or from any other duty, obligation or responsibility under the Contract.

9.6
Without prejudice to the provisions in art. 18.1.(g) and art. 20.2, in the event that, for any reason whatsoever, including but not limited to Force Majeure or change in the Applicable Law, the Q-2 Incentive is not awarded to the Plant, the Contractor shall be liable to grant to Principal a discount equal to the loss of profit discounted to present (“Discount”). The Parties agree that any reduction of one Euro cent in the feed-in-tariff that shall apply under applicable law shall cause a reduction of Euro 120,000 (one hundred and twenty thousand) per MWp in the Consideration, provided and to the extent that the reduction of the feed-in-tariff does not exceed 10% (ten per cent) of the value of the Q-2 Incentive.

9.7	The Discount shall become payable by the Contractor within 30 (thirty) days after it becomes clear that the Plant is not admitted to the Q-2 Incentive.

9.8
The Contractor explicitly waives any right to offset the amounts due to the Principal, at any title whatsoever, such as by way of Discount or Delay Liquidated Damages, pursuant to this Article 9, or pursuant to Article 20.1 against any amount that the Contractor might claim against the Principal. The Contractor acknowledges and considers that the Discount and the Delay Liquidated Damages are suitable to the Consideration and the prejudice that each delay might cause to the Principal, and waives any claim or action aimed at obtaining a reduction of such Delay Liquidated Damages or Discounts.

Article 10 – Variations

10.1
The Contractor undertakes to perform any Variations to the Works, which are required both for the execution of the Works according to the best quality standards as well as if requested by the Principal.

10.2	In particular, for the purposes of this Contract, the Variations considered shall be the following:

(a)
Variations required for the correct fulfilment of the Works in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law, pursuant to Article 1660 of the Civil Code (“Necessary Variations”);

(b)
Variations requested by the Principal during the performance of the Works, or alternatively, proposed by the Contractor and accepted in writing by the Principal and/or the Financing Entity, subject to the favourable opinion of the Technical Consultant (“Discretional Variations”).

10.3
In the case of Necessary Variations, the Contractor shall, if at any time whatsoever whilst the Works are being performed the necessity of any kind of quantitative and/or qualitative amendments concerning the same is found, to immediately inform the Principal in writing, indicating the type of Variations proposed with an indication of the relative quantity, materials and price per unit as well as the construction times required for said intervention. It is understood that no Necessary Variation may be performed without the prior consent to do so by the Principal and the Financing Entity (which shall base its consent on the Technical Consultant’s prior positive opinion). Similarly, in the case of Discretional Variations, the Contractor, with the document proposing the same or within 10 (ten) Working Days in the case that the Variations have been proposed by the Principal, shall send to the Principal and to the Technical Consultant a communication setting out the relative quantity, materials, unit prices, construction times connected with said Variations and the relevant higher costs, if any, provided that in any case no Discretional Variation can be performed without the Principal and Financing Entity’s prior written consent, also with regard to the Variations’ cost.

10.4
It is understood and agreed between the Parties that: (i) the costs related to the Discretional Variations requested by the Principal, once agreed between the Parties in accordance with the above provisions, shall be added to the Consideration and paid according to the terms of Article 4 above; and (ii) the costs related to the Necessary Variations shall be entirely borne by the Contractor. The increase in the Consideration possibly due by the Principal shall not exceed an amount equal to the reasonable costs incurred by the Contractor in relation to the Plant in order to comply with the Applicable Law.

10.5	The determination of the Variation’s value for the purposes of paying for the additional costs and the application of Article 10.4 above, shall take place in compliance with the following criteria:

(a)	on the basis of the unit prices in the “Construction Work Price Information” published by the Chamber of Commerce of Bari;

(b)
the activities that cannot be evaluated according to the above criterion must be agreed on the basis of the market prices applicable to the Works, object of the Contract, as agreed in writing between the Parties.

10.6
In the case of delay of the Works due to the necessity to carry out any Discretional Variations and Necessary Variations due to a change in the Applicable Law, the Parties accept that the Project Implementation Schedule shall be modified in agreement between the Parties. This extension must be at least equal to the period that the Parties agree as being necessary to perform the Variations.

10.7
The Contractor waives the termination right foreseen by article 1660 of the Civil Code. Furthermore, Article 1661 of the Civil Code shall not apply to the Discretional Variations requested by the Principal.

Article 11 – Force Majeure

11.1
Force Majeure shall imply any unforeseeable event, fact or circumstances which cannot be directly attributed to the Party invoking it, which is impossible to prevent by employing ordinary diligence and such as to make impossible, objectively and absolutely and either totally or partially, the performance of any of the obligations under this Contract, provided that said events, acts, facts or circumstances:

(a)	are outside the control, either direct or indirect, of the Party invoking them;

(b)	could not have been avoided by employing the normal diligence requested by the nature of the activities performed by such Party; and

(c)	have been invoked by the same as Force Majeure events (“Force Majeure”).

11.2
Merely by way of an example, without limitation and on condition that they satisfy the requirements listed in Article 11.1 above, the Parties mutually acknowledge that the following events constitute causes of Force Majeure:

(a)	general and category and national and local strikes (other than the Contractor’s corporate strikes);

(b)	wars or any other hostile acts, including terrorist attacks, revolts, uprisings and other civil disorder;

(c)	blockages or embargoes, even of a financial nature;

(d)
exceptional, adverse natural phenomena, including direct lightning on the Plant equipments, whirlwinds, earthquakes, fires, floods, overflows, floods, drought, adverse weather conditions that impede the performance of the Works and which cannot be foreseen on the basis of weather forecast data for the current period, meteorites and volcanic eruptions;

(e)	explosions, radiation and chemical contamination.

11.3	The Contractor acknowledges and accepts that the following events do not constitute Force Majeure:

(a)	non-obtainment, revocation or non-renewal of any Applicable Permit for facts attributable to the Contractor; and

(b)
any delays in the delivery of supplies and materials by the suppliers; the Parties acknowledge in particular, without limitation, that delays in the supply of panels shall be fully attributable to the Contractor, and no arrangements or agreements currently in place between the Parties may be interpreted in such a way as to affect this circumstance.

11.4
Each Party shall immediately inform the other one, in writing, about the occurrence of a Force Majeure event that shall hinder his obligations and, in any case, within 48 (forty-eight) hours from becoming aware of the same, indicating the possible impact that said event might have upon the Project Implementation Schedule. The Party concerned shall also promptly inform the other one when said Force Majeure cause ceases.  In the case of no or delayed communication as to the existence of the end of a Force Majeure cause, the Party in breach of his obligations shall be liable for the damage sustained by the other Party, which could have been avoided or limited, in the case of the timely receipt of the relevant communication.

11.5
The Contractor acknowledges and accepts that he shall not be entitled to request any increase in the Consideration or different compensation in relation to the Force Majeure event, except for the costs sustained to adopt the measures referred to in Article 11.7. Subject to the Principal and Financing Entity’s approval (which shall employ the Technical Consultant’s positive prior opinion), the terms established in the Project Implementation Schedule for the Works’ performance will be extended, further to the Contractor’s written request, for a period equivalent to the duration of the Force Majeure even and for the time required to put together the Equipment and stores of materials that have eventually been damaged.

11.6
Should the aforementioned Force Majeure events continue, uninterruptedly, for a period of more than 90 (ninety) natural, consecutive days, or for more than 120 (one hundred and twenty) natural, non-consecutive days, as accumulated during the period of time in which this Contract is in force, the Principal shall be entitled to terminate this Contract.

11.7
In any case, the Parties shall use their best endeavours to reduce the consequence of the Force Majeure event and shall do what they can to re-establish normal conditions and mitigate any damages eventually sustained by the other Party.

Article 12 – Inspection of the Works for payment purposes

12.1
Technical Inspection – TAC. Once the Electro-Mechanical Works are completed, the Contractor shall deliver to the Principal the notice of Electro-Mechanical Completion. This notice shall imply the suitability of the Plant to be prepared and tested for connection to the national electricity grid. Within 10 (ten) Working Days from the Principal having received said communication, the Parties, together with the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall start the Technical Inspection, in accordance with the procedure set out in Annex 10, in order to verify that the Works have been carried out in accordance with the Technical Specifications, the Applicable Laws and in a world class manufacturing way. If the Technical Inspection is passed, the Principal shall sign the Technical Acceptance Certificate (TAC) substantially in the form attached in Annex 11. Should the Technical Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties.

12.2
Operational Inspection - PAC. Save as otherwise agreed in writing by the Parties, the Contractor shall not be entitled to connect the Plant to the national grid before the TAC has been issued. Upon Commencement of Operation, and in any case after TAC,  the Contractor will be entitled to send to the Principal the Commencement of Operation notice as described in Annex 11. Within the shortest possible delay provided that the Plant has been continuously producing energy for a minimum period of 5 (five) consecutive calendar days with a maximum interruption of 2 (two) blank hours, the Parties, with the co-operation of the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall begin the Operational Inspection according to the procedure described in Annex 10, and in the presence of the Technical Consultant. In order to start the Operational Inspection, the Contractor shall provide all the technical documentation required by the Principal and the Technical Consultant, the “as built” drawings of the Works, the instruction manuals and system maintenance documents. During the Operational Inspection, the Principal shall check if (i) the Works have been carried out in a world class manufacturing way and if (ii) they abide by the Technical Specifications and Applicable Law, and (iii) if the Plant performs in accordance with the MGPR. Should the Operational Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties. Specifically in the case of non compliance of the Plant with the MGPR the Principal shall grant the Contractor, in writing, a period of no more than 10 (ten) Working Days from the relevant communication, within which the Contractor shall remedy said defects and/or carry out any necessary action to achieve a positive result of the Operational Inspection.

Upon receipt of the Technical Consultants’ commissioning report and a satisfactory evaluation by the Principal and the Financing Entity of the Operational Inspection the Principal shall issue the PAC substantially in the form attached in Annex 13 enclosing the commissioning report of the Technical Consultants and provided that the following conditions are also satisfied:

(a)	the Plant is connected in parallel to the distributor’s electricity grid;

(b)	all the meters required to calculate the energy produced, transferred or exchanged with the grid have been installed;

(c)	the Power Purchase Agreement is in force;

(d)
incentive request has been sent to the GSE in compliance with the terms indicated in Decree and GSE has approved the Plant’s admission to the applicable incentive (comunicazione della tariffa incentivante by GSE);

(e)	all obligations related to the regulation of access to the grid have been performed.

Following the signing of the Provisional Acceptance Certificate, the Contractor shall be entitled to issue the relevant invoice.

If the Operational Inspection has been passed with certain minor finish work still pending execution, the Principal shall sign the Provisional Acceptance Certificate, provided that the pending minor finish works (the Punch List Works) are listed in an attached document signed by the Parties (the Punch List), and that a period of up to thirty (30) days, or the different period agreed upon by the Parties on the basis of the general accepted commercial practice, is set therein for completion of the Punch List Works. Contractor shall use its best efforts to carry on the Punch List Works so as to minimize any interference with the operation of the relevant Plant and so as to minimize any reduction in performance or availability of the relevant Plant.

If, at the conclusion of the time period specified in the Punch List, the Punch List Works have not been performed by the Contractor, the Principal, without prejudice to any other rights it may have hereunder in respect of such not completed Punch List Works, shall give notice to the Contractor and the Contractor shall perform such Punch List Works within fifteen (15) days from receipt of the notice. Should the Contractor fail to do so, the Principal shall be free to perform such works directly or through third parties, and shall have the right to (a) deduct the related direct costs and expenses (duly documented in writing) from the Consideration, or (b) to enforce the Parent Company Guarantee for the amount of said direct costs and expenses.

12.3
Transfer of ownership of the Plant in favour of the Principal shall occur on issuance of the Provisional Acceptance Certificate. Without prejudice to the foregoing, or to any Contractor's obligations hereunder, the risk related to the Plant shall not be transferred to the Principal (and therefore shall remain with the Contractor) until PAC and therefore, until execution of the PAC the Contractor shall bear any such risks, including in connection with any destruction, damages, theft or loss occurred to any Equipment.

12.4	On issuance of the Provisional Acceptance Certificate, the Contractor shall make the O&M Agreement operative in relation to the accepted Plant.

12.5	Incentive Acceptance Certificate. The Principal shall issue the IAC as per Annex 14 after having confirmed that all the following conditions have taken place:

(a)	Power Purchase Agreement is in force with reference to the collection of the electrical energy produced by the Plant;

(b)
Incentive Agreement is entered into with GSE in compliance with the terms foreseen by the Decree and the Principal has been informed about the Plant’s admission to the incentive tariff foreseen by the Decree.

12.6
Reassessment Tests. The First Reassessment Test of the MGPR shall be performed, in accordance with the procedure described in Annex 10, 12 (twelve) months after the PAC. The Second Reassessment Test of the MGPR shall be performed 24 (twenty four) months after PAC.

The Contractor shall notify the Principal when the Plant is ready to be tested and both Parties will agree a date to carry out the Reassessment Tests for the corresponding annual period (such a date will not be later than fifteen (15) Working Days following expiry of the 12 month period following the start of the Warranty Period or the date of the end of the Warranty Period as appropriate).The First and the Second Reassessment Test of the Plant shall be subject to the Technical Consultant’s consent.

12.7
Final Acceptance Certificate. The Principal, with the prior written consent of the Technical Adviser and of the Financing Entity, shall issue the Final Acceptance Certificate as per Annex 15 upon the satisfaction of the following conditions,

•	the Plant has passed successfully the First and Second Reassessment Test and/or any related Performance Liquidated Damages have been paid by the Contractor.

•	IAC has been issued;

•	the O&M guarantee foreseen under the O&M Agreement is in place.

Article 13 – Warranties for Defects and Materials

13.1
The Contractor shall warrant the Plant’s performances in compliance with the Technical Specifications and the MGPR as foreseen inAnnexes 6 and 9 for the period of 24 (twenty four) months after the issue of the PAC. The Contractor shall undertake, in any case, to promptly remedy the Plant’s lower performance after having checked it by means of the PV Plant monitoring system or having received from the Principal a written communication regarding the unsatisfying performance.

13.2
Should the effective performance ratio disclosed by the First Reassessment Test or by the Second Reassessment Test be less than the MGPR, the Contractor shall pay to the Principal Performance Liquidated Damages equal to:

(i)	Euro 8 (eight) per kWp, per each percentage point which is lower than the value indicated in the MGPR for the First Reassessment test;

(ii)	Euro 78 (seventy-eight) per kWp, per each percentage point which is lower than the value indicated in the MGPR for the Second Reassessment test.

It is understood that the total amount of Performance Liquidated Damages, shall be no more than 3% ([three per cent) of the Consideration. Performance Liquidated Damages shall be payable at the end of the month in which the relevant test was held.

13.3
Without prejudice to the above, the Contractor shall provide the Principal with a guarantee for any defects concerning the Executive Project and the Works in accordance with Article 1667 and 1669 of the Civil Code. The terms of said guarantee will come into force from the date of issuance of the PAC, in accordance with Article 12 above, for a period of 24 (twenty four) months. The terms to give notice with reference to defects are ruled by Articles 1667 and 1669 of the civil code. Accordingly, the Contractor shall during such time:

(a)	replace, repair and/or adjust any defective Equipment;

(b)	guarantee availability of spare parts.

13.4	In addition to the above, the Contractor shall also provide the following specific guarantees with regard to the photovoltaic modules:

(a)
install a guaranteed potential by means of the issue of "flash test" certification of the modules.  The power effectively installed must reach the quantity established in the relative manuals, in compliance with the Technical Specifications. Otherwise, the Contractor shall be obliged to replace the faulty modules and/or install additional modules in order to reach the nominal power provided in Recital D;

(b)
a photovoltaic module efficiency guarantee for a minimum period of twenty years after the issue of the PAC, provided that the cumulative deterioration of the photovoltaic modules does not exceed, for the first 10 (ten) years, 10% (ten percent) and for the first 25 (twenty-five) years, overall, 20% (twenty percent). The relevant guarantee’s extension in compliance with the terms of the law has already been taken into consideration in calculating the MGPR.

Said guarantees shall be accompanied by the modules’ producer’s counter-security, of which the Principal shall be entitled to choose to be the direct beneficiary, since the Contractor shall, in any case, be held jointly liable with said producer.

Article 14 – Assignment, Subcontracting and Sub-supply

14.1
The Contractor shall not be entitled to assign, either totally or partially, the Contract; however, the Contractor may be entitled to subcontract the performance of any portion of the Works to third parties, subject to the Principal’s prior written consent.

14.2
In the case of subcontracting, it is understood that the Contractor shall be totally and unconditionally liable to the Principal with reference to the complete, precise and punctual performance of the Contract, including with reference to the totality of the subcontracted works and the supplies (including the modules supplies) and also with reference to compliance with the provisions relative to remuneration and social security and the Works meeting the requirements established by this Contract.

14.3
In any case, each of the subcontractors shall abide by and comply with the provisions set forth in the PSC and the POS, since the Contractor shall be held directly liable to the Principal in relation to this compliance.

14.4	The Principal shall be entitled to assign this Contract any third company indicated by the Principal, and the Contractor expressly consents as from now to such assignment.

Article 15 – Insurance

15.1
The Contractor, without prejudice to his own responsibilities, shall arrange, at his own total expenses, that the Principal enters into the following insurance policies with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, that satisfies the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)	Industrial accidents insurance in favour of the Contractor’s employees and/or any workers who are not the Contractor’s employees;

(b)	employers’ liability, with a minimum limit of no less than Euro 5,000,000.00 per event and 2,000,000.00 per person;

(c)
Insurance to cover third party civil liability, with a minimum limit per event of no less than Euro 5,000,000.00; the Principal and the Financing Entity, albeit maintaining the qualification of “third party”, must be inserted as “additional party insured” and there must be an explicit clause waiving the party’s insured recovery against the Principal, the Financing Entity and their employees and consultants;

(d)	Insurance to cover professional civil liability, with a minimum limit per event of no less than Euro 2,500,000.00;

(e)
Insurance to cover vehicle civil liability, for all owned vehicles and/or in use, which must be provided with the mandatory insurance policy as foreseen by the Law No. 990/69 and subsequent amendments and integration, for a minimum limit of no less than Euro 5,000,000.00 per accident;

15.2
The Contractor, without prejudice to his own responsibilities shall, at his own total expenses, enter into the following insurance policies, with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, which satisfy the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)
E.A.R. “Erection All Risks” policy to cover the damages derived from the damage to total or partial destruction of the Works, which might occur while the Works are carried out. The cover shall also provide for cover for extended maintenance for a period of 24 months, the supply warranty, the section of third party civil liability (including the crossed liability between the participants and the works) and the advanced loss of profit section. The sum insured for the Works shall be equivalent to the Contract’s value, whilst the civil liability upper limit shall be no less than Euro 5,000,000.00 per accident;

(b)
transport policy to cover the material damages and aimed at the assets required to construct the Works, including the advanced loss of profit section. The cover shall run from the place of departure anywhere in the world until arrival care off the site where the works are performed.

15.3
The insurance policies provided under paragraphs 15.1 and 15.2 shall include the Financing Entity, if appointed, the Principal, and any other subcontractor among the insured parties. The Principal shall be entitled, at his own unquestionable judgement, to enter into other covers or policies in integration of and/or besides those foreseen by this Article 15, simply informing the Contractor of the same beforehand.

15.4
The Contractor acknowledges that the insurance cover referred to in Articles 15.1 and 15.2 may be object of encumbrance in favour of the Financing Entity. In this respect, the Contractor agrees that the Principle, at its discretion, may require that the insurance company issues an endorsement letter in favour of the Financing Entity, for the case that a Financing Entity is appointed. In addition the Contractor agrees to use reasonable endeavours to achieve any requirements of the Financing Entity relating to security over the insurance policies.

15.5
In any case, the amounts exceeding the upper limits and the indemnity limits insured, as well as the amounts corresponding to any type of excess liability relative to any policy shall be charged to the Contractor.

15.6
The Contractor shall be responsible for losses exceeding the insured limits and for policy deductibles. He shall also hold the Principal and the Financing Entity harmless from any claims for compensation for damages, liabilities, costs and expenses derived, directly or indirectly, from events covered by the insurance policies but which, for any reason whatsoever, are not compensated or by events that are not covered by the policies themselves.

15.7
It is understood between the Parties that the Principal shall, in any case, be free to commence legal proceedings against the Contractor to seek compensation of all the eventual and further damages that might result as not being covered by any policy and which can be ascribed to the Contractor by virtue of this Contract.

15.8
The Contractor shall deliver executed copy the aforementioned policies and evidence of the payment of the premiums for the entire duration of the relative period insured promptly after execution of this Contract and in any case within the terms foreseen in Article 8.3 and hereby undertakes not to make any changes to the policies without the Principal’s prior authorisation to do so. The Contractor shall also undertake to check that sub-contractors underwrite, for the entire duration of the Works, suitable insurance cover in compliance with Articles 15.1 and 15.2 above, charged to the Contractor himself.

Article 16 – Performance Suspension

16.1
The Principal, by means of the Works Manager, shall be entitled to suspend the Contract, either totally or partially, at any time whatsoever and on more than one occasion, by providing the Contractor with written communication of the suspension sent by registered mail with return receipt. Said suspension cannot, in any case, exceed, as a whole, the overall duration of 45 (forty-five) calendar days.

16.2
The Contractor shall be entitled to receive a refund for the costs and expenses sustained due to suspension, which shall be provisionally defined (in order to allow continuation of the Works) by the Works Manager, except for the Parties being entitled to object the Works Manager’s decision pursuant to Article 24.  The Parties shall undertake, in any case, to provisionally apply the Works Manager’s decision.

16.3
In the case of suspension arising pursuant to this Article, the Parties have accepted that the Project Implementation Schedule may be amended in agreement between the Parties. This extension must be at least equal to the period of suspension.

Article 17 - Withdrawal by the Principal

17.1	The Principal shall be entitled, at any time whatsoever, to unilaterally withdraw from the Contract, informing the Contractor by means of notice sent by registered mail with return receipt.

17.2
In the case that the Principal’s exercises the unilateral withdrawal right referred to in the previous paragraph and save for Article 17.4 here below, the Principal shall pay the Contractor, in addition to the Consideration for the Works, performed up until that time, an indemnity equal to 10% (ten per cent) of the value of the outstanding Works.

17.3
The Contractor shall withhold any advance payment on the Consideration made by the Principal in compliance with the Payment Milestones, save for the Contractor’s right to claim payment of any further amounts due to the Contractor for all the Works that have been carried out until receipt of the withdrawal notice.

17.4
The Principal shall be entitled to withdraw from the Contract pursuant to the above, should the Applicable Law change or should a Force Majeure event occur which renders the construction of the Plant impossible, save for the provision of Article 11.3. However, in this case and in derogation to what has been foreseen in Article 17.2, the Contractor shall only be entitled to payment of the consideration due for the Works carried out until the delivery of the withdrawal notice, excluding any indemnity for the part of the Works that have not been performed.

17.5	Should the Principal withdraw from the Contract, it shall promptly return the Parent Company Guarantee and the Bank Bond to the Contractor.

Article 18 – Termination attributable to the Contractor

18.1
Without prejudice to any other provisions of this Contract, the Principal shall be entitled to terminate the Contract pursuant to Article 1456 of the Civil Code (clausola risolutiva espressa), by giving notice to the Contractor no later than 30 (thirty) calendar days of the Principal becoming aware of any of the following circumstances:

(a)
non-delivery of the Parent Company Guarantee and/or Bank Bond and/or Warranty Bond and/or non arrangement of all the insurance policies to the Principal within the terms foreseen in Article 15 of this Contract and in compliance with the conditions foreseen therein, and/or the Contractor’s breach of its obligation of maintaining the Parent Company Guarantee and/or Bank Bond and/or Warranty Bond and/or insurance policies in force, at its own expense, in compliance with the terms and conditions foreseen in this Contract;

(b)	any of the representations or warranties provided in Article 5 is imprecise, untrue or misleading;

(c)	any Applicable Permit already obtained are not successfully transferred to the Principal pursuant to art. 4.2.(a);

(d)
failure by the Contractor to procure that the Principal (or any third Party indicated by the Principal) acquires the Land Rights and the Applicable Permits (excluding the Q-2 Incentives) within 10 (ten) days of execution hereof;

(e)	cancellation, revocation or suspension of the AU, STMD, or any Applicable Permit for any reasons whatsoever, unless attributable to the Principal’s gross misconduct or malice;

(f)	failure by the Contractor to deliver to the Principal the documentation required to be admitted to the Q-2 Incentives within 20 (twenty) days of the Commencement of Operation;

(g)
non-admission to the Q-2 Incentive or any case of non-entry into force of the Incentive Agreement, for any reason whatsoever, including but not limited to Force Majeure or changes in the Applicable Law;

(h)	the Contractor has exceeded the maximum limit of Liquidated Damages and/or Penalties foreseen pursuant to Articles 9 and 13;

(i)	failure to pass the Operational Inspection and/or non-issue of PAC by 31 May 2011;

(j)	failure to pass the Reassessment Tests;

(k)	failure to satisfy the condition in Article 12.7 and consequent non-issue of the FAC within 24 months from the issuance of the PAC.

18.2
The Principal shall be entitled to send the Contractor notice to perform within the terms of no less than 30 (thirty) calendar days from receipt of the relevant notice (or any longer terms that are considered to be appropriate by the Principal in relation to the circumstances), pursuant to Article 1454 of the Civil Code in all events of the Contractor’s breach, other than those referred to in Article 18.1 above, of his obligations, pursuant to this Contract. Should the Contractor not perform within such terms, the Principal shall be entitled to declare the Contract terminated.

18.3
The Parties declare that the identity of the Contractor was a material condition for the execution of the Contract and accordingly the Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Contractor becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Principal consents to continuation of the Contract..

Article 19 - Termination attributable to the Principal

19.1
In the case of the Principal’s breach of its obligations pursuant to this Contract, the Contractor shall be entitled to send the Principal and the Financing Entity, if appointed, notice to perform within the terms of 30 (thirty) calendar days of receipt of such notice, pursuant to Article 1454 of the Civil Code. The Contractor acknowledges and accepts that termination of the Contract due to facts attributable to the Principal cannot, in any case whatsoever, be declared or requested unless notice demanding performance is sent to the Principal, with the Financing Entity in copy, pursuant to this Article.

19.2
The Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Principal becomes bankrupt or insolvent, goes in liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Contractor consents to continuation of the Contract.

Article 20 – Termination Consequences

20.1
In the case of termination of the Contract attributable to the Contractor, in any of the events foreseen by the Applicable Law or by this Contract, the Principal shall be entitled to receive from the Contractor, save for any further damages, payment of a termination penalty equal to 10% (ten percent) of the value of the remaining Works, to be determined in the value of the Consideration less the amounts of the Payment Milestones become due on the time of termination. The Principal shall also be entitled to receive from the Contractor the refund of the amounts corresponding to the balance of the payments which have not been up to that time allocated to the subsequent Works.

Without prejudice to the above, the Principal shall also be entitled to:

(a)	prepare a report of completed Works setting forth the value thereof, in which case, upon termination, without prejudice to any provisions of this Contract, the Principal shall have the right to:

i.
keep the completed Works, in which case the Contractor shall promptly abandon the Area and the ownership of any completed Works shall be automatically transferred to the Principal if not already transferred; or alternatively,

ii.
reject the Works, in which case the Contractor shall dismantle the Works bearing the relevant costs and expenses and return to the Principal any payment of the Consideration received, plus interest in accordance with Article 1224 of the Italian Civil Code.

(b)
quantify the amount of any and all penalties, Delay Liquidated Damages, Discounts, etc, owed by the Contractor to the Principal, in which case the Principal shall prepare a statement of amounts due to the Principal less any amounts due to the Contractor under this Contract; the statement of amounts outstanding shall be sent to the Contractor which shall send its observations to the Principal within ten (10) days. Failure to send observations within such ten-day period shall be deemed consent to the statement of amounts due to the Principal. Payment of the amounts indicated in the previous paragraph shall be made within 7 (seven) calendar days of receipt of the above-mentioned statement, and the Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond to recover any such amounts. In the event that the Contractor disputes the statement of the Principal within ten (10) days, and the Parties fail to reach an amicable settlement, the dispute shall be settled in accordance with Article 24 hereof. As soon as Contractor pays the amount due, Principal shall return the Parent Company Guarantee and the Warranty Bond. On the contrary, where Contractor fails to pay the amount due pursuant to the above statement, Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond;

(c)
have the Area vacated by the Contractor, at his own expenses, from all the material, equipment and machinery belonging to him and from any rubble, debris and rubbish within 15 (fifteen) days of termination.

20.2
In the case that the incentive provided under applicable law for Plants that achieve Commencement of Operations after 31 May 2011 drops more than 10% (ten per cent) than the value of the Q-2 Incentive, the Principal shall be entitled, by giving written notice to the Contractor within 5 (five) Working Days of the publication of the incentive replacing the Q-2 Incentive, to either:

(a)	immediately terminate the Contract in accordance with this clause 20.2; or

(b)
inform the Contractor that it will terminate the Contract unless the Contractor declares in writing within 3 (three) Working Days of receipt of such notice that it is able to achieve Commencement of Operations within 31 May 2011, being it understood that even in such case should Commencement of Operations be not achieved within 31 May 2011 the Principal shall be entitled to terminate the Contract in accordance with this clause 20.2;

without prejudice to any other provisions herein, should the Contractor terminate this Contract in the case contemplated under this clause 20.2, it shall be entitled to return the Works performed until such time (including but not limited to the Applicable Permits and the Land Rights) to the Contractor, in which case the Contractor shall repay to the Principal any amount paid until such time by the Principal under this Contract and reimburse the Principal for any cost borne by the Principal directly in connection with this Contract and the associated transactions, including but not limited to legal and technical advisors fees, notary fees, Land Rights-related consideration, taxes and charges, and any other burden whatsoever, plus interests equal to 10% (ten per cent) per year. In such case, the Parties shall agree in good faith the best structure to be used in order to return the Works to the Contractor, being it however understood that the Contractor shall be liable for any cost, tax and burden whatsoever in connection thereto and that the ownership of the Works shall vest with the Contractor only upon full payment of all the monies due to the Principal under this clause 20.2, save that the Principal decides otherwise, at its discretion.

20.3
In the case of termination attributable to the Principal, the Principal shall take definitive delivery of the Works that have been constructed up to the time of termination and the Contractor shall be entitled to withhold any payment made by the Principal in compliance with the Payment Milestones pursuant to Article 4, save for the Contractor’s right to claim  payment of any further amounts due to the Contractor for all the Works that have been carried out until termination. On the Principal’s request, the Contractor shall vacate the Area and the site from all the materials, equipment and machinery that belongs to him at the Principal’s expenses and provide for the removal of any rubble, debris and rubbish. On payment of the amounts due to the Contractor, the Principal shall acquire title over the Plant in the status in which it was on termination.

20.4
Furthermore, in the event of termination attributable to the Principal, the Principal shall immediately return to the Contractor the Parent Company Guarantee and the Bank Bond or the Warranty Bond, as the case may be.

Article 21 – Confidentiality Obligation

21.1	Each Party declares that:

(a)
the Confidential Information, in any form in which it comes to the knowledge of the Parties, shall not be disclosed, in any case whatsoever, either totally or partially, to any third parties except where, further to termination of the Contract, the Contractor shall have to be replaced with another individual or entity in order to complete the Plant, in which case the Confidential Information may be disclosed to the individual appointed to the complete the Works object of this Contract;

(b)
said Confidential Information shall not be used for any purposes that is not solely and exclusively related to (i) the performance of this Contract or (ii) the drafting of a prospectus addressed to a fund of the Plant.

21.2
The Confidential Information may only be disclosed to the Parties' shareholders, the directors, executives, employees or consultants employed by the Party receiving the Confidential Information, and the Technical Consultant and the Financing Entity.

21.3
Neither of the Parties shall be entitled to make any declarations or announcements to third parties, the press or, in general, to the media, in relation to the Contract, without having received the other Party’s prior, written authorisation, with the exception of the disclosure required by the Applicable Law or by the law applicable to the Principal or to the Principal’s group.

21.4
The provisions contained in this Article 21 shall be effective from the date on which this Contract is entered into or from the date of the first communication of said Confidential Information and shall remain in force even after expiry of this Contract.

Article 22 – Miscellaneous

22.1	This Contract cannot be amended or integrated, in any way whatsoever, unless by means of a written agreement between the Parties.

22.2
The Contractor is aware that the Financing represents a priority for the Principal and represents that the project (including both the EPC and O&M Agreement) is at the time of execution technically and legally bankable. In particular, the Contractor is aware that the Financing Entity may require: (i) a Warranty Bond after PAC, in the form of an autonomous and first demand bank bond covering 15% (fifteen per cent) of the Consideration; (ii) cross default clauses in the event that the Financing covers more than one EPC contract. The Contractor shall encounter such expectations, provided that they are reasonable and substantially in line with the banking standards practiced at the date of execution hereof. In addition, the Contractor shall provide all good faith cooperation as to obtain the Financing in the case that banking standards practiced at the time Financing is negotiated are substantially different from banking standards practiced at the date of execution hereof.

22.3
The Parties declare that future EPC contracts that they may enter into in the future shall be regulated,mutatis mutandis, in accordance with the terms and conditions of this Contract, save as otherwise agreed.

22.4
In the case that any provision contained in this Contract is declared invalid on the basis of the Applicable Law by a judge or a board of arbitration, this shall not entail the entire Contract being void, it being understood that the Parties shall promptly meet in order to replace the invalid provision with another one which respects, as much as possible, its meaning.

22.5
The Contractor shall not assign the receivables derived from this Contract to any third parties without the Principal’s prior written consent, it being understood that the term, “third parties”, also implies the companies belonging to the same group as the Contractor.

22.6
Any communication requested or consented in relation to this Contract must be made in writing and must be (i) delivered by hand, (ii) sent by  registered mail with return receipt, or (iii) sent by fax.  Any communication shall be considered as having been received (i) if delivered by hand, on its delivery to the addressee Party, (ii) if sent by registered mail with return receipt, on the date indicated in said notice, and (iii) if sent by fax, on receipt of confirmation of sending provided by the fax transmitting it. All communications shall be sent to the following addresses:

- if addressed to the Principal:

Attention of: Avv. Antonella Sannicandro, Ran Fridrich and Eran Zupnik

Address: Galleria Borromeo, 3, Padova, Italy

Fax no: + (972) 153 547 668844

E-mail: ranf@ellomay.com; eranz@ellomay.com

- if addressed to the Contractor:

Attention of: Vicente Zaragoza and Gabriel Cuartero Cejalbo

Address: via Rodolfo Redi, 3, Bari, Italy

Fax no.: + 34 963411279

E-mail: vicente@grupozaragoza.es; gabriel@grupozaragoza.es

22.7
The risk related to the event referred to in Article 1664 of the Civil Code has been fully and knowingly undertaken by the Contractor. The risk relative to the event referred to in Articles 1660 and following of the Civil Code shall be attributed to the Contractor within the limits agreed in Article 10 of the Contract.

22.8
The Principal shall be entitled to offset any debt and/or credit that it may have towards the Contractor against respectively any credit and/or debt that the Contractor may have towards the Principal or any other company belonging to the same corporate group as the Principal, at any title whatsoever.

Article 23 - Technical Consultant

23.1
The Technical Consultant shall act in the interests of the successful outcome of the Plant in his capacity as technical adviser in the exclusive interests of the Principal and/or the Financing Entity. The Technical Consultant shall have access to the Works, the Area the project documentation and the one relating to the Works’ performance.

23.2
The Technical Consultant shall be entitled to employ third parties to perform his duties provided that, in this instance, he shall procure that said employees comply with the rules in force on site and given by the Contractor or Works Manager.

Article 24 – Technical Dispute and Arbitration

24.1	The Parties undertake to amicably resolve any dispute arising out of or in connection with the interpretation, validity, performance and termination of this Contract.

24.2
In case of any technical dispute between the Parties in any matter relatinginter alia to the achievement of a Payment Milestone, the extension of the Project Implementation Schedule, the Commencement of Operation (entrata in esercizio), the Technical Inspection, Operational Inspection, the First Reassessment Test and the Second Reassessment Test, the Variation procedure or any change in Applicable Law, the Parties can mutually agree to request the appointment of a technical expert (the "Expert") to settle the dispute. The proposal for the appointment of the Expert shall state in detail the technical question and include a list of at least three persons proposed for the appointment as Expert. The Parties agree to meet and discuss on the appointment of the Expert during the following ten (10) Working Days after receipt of the request. In the case that the Expert is not appointed by the Parties within fifteen (15) Working Days after the request, the Expert shall be appointed by the Chairman of the bar of the Engineers of Milan (Ordine degli Ingegneri di Milano) upon request of either Party. The Expert shall finally determine the technical matter in accordance with the provisions of this Contract, acting as arbitrator pursuant to Article 1349 of the Italian Civil Code. The Expert shall deliver its determination to the Parties in writing, including an explanation of the underlying reasons, within thirty (30) calendar days after the acceptance of the mandate. The Expert's determination shall (in the absence of patent error or unfairness) be final and binding upon the Parties. The costs of the determination, including fees and expenses of the Expert, shall be borne as determined by the Expert.

24.3
Without prejudice to Article 24.2 above, in all the other cases where an amicable solution to the disputes cannot be reached, the settlement of said disputes shall be referred to a Board of Arbitration formed of 3 (three) arbitrators, 1 (one) of whom who shall act as the President, in accordance with the National Arbitration Chamber of Milan’s Rules of International Arbitration, which the Parties have declared that they are aware of and fully accept.

24.4
The Board, which shall sit in Milan, shall decide under the procedure and law within 4 (four) months of it being formed. The award shall become immediately enforceable. The award’s registration costs shall be borne by the non prevailing Party.

Signed on this date 25 March 2011

/s/ Ran Fridrich	/s/ Vicente Zaragoza Zaragoza
Ran Fridrich	Vicente Zaragoza Zaragoza
PRINCIPAL	CONTRACTOR

Annexes

Annex 1:	Land Rights Agreement

Annex 2:	Area Map

Annex 3:	Equipment

Annex 4:	Definitive Project

Annex 5/A:	Bank Bond

Annex 5/B:	Parent Company Guarantee

Annex 5/C:	Warranty Bond

Annex 6:	Technical Specifications

Annex 7:	Project Implementation Schedule

Annex 8:	Safety Costs

Annex 9:	Minimum Guaranteed Performance Ratio

Annex 10:	Testing Procedures

Annex 11:	Technical Acceptance Certificate model

Annex 12:	Commencement of Operation notice model

Annex 13:	Provisional Acceptance Certificate model

Annex 14:	Incentive Acceptance Certificate model

Annex 15:	Final Acceptance Certificate model

Annex 1

CORATO BUILDING RIGHT AGREEMENT

English summary of Italian version1

1. Preliminary Note

The building (superficie) right, regulated by article 952 of the Italian Civil Code, is particularly appropriate for the construction of photovoltaic plants, as it allows the grantee of the building right to be owner of the plant whereas the title of the land remains with the grantor.

For the construction and the maintenance of the photovoltaic plant (“PV Plant”) on the land (Municipality of Corato (BA), sheet 81, parcels 236 and 54) (“Land”), Pedale S.r.l. entered into a definitive building right agreement on March 18, 2011. The agreement has been executed in Spinazzola, locality Barletta, before the Notary Salvatore Consolo, Repertorio no. 672, Raccolta no. 450, registered in Barletta no. 2315/1T on March 24, 2011, filing with the Conservatoria dei Registri Immobiliari is in progress.

2. Main content of the agreement

1. Execution date	March 18, 2011
2. Grantor	Ms. Rosa Addario Malcangio
3. Grantee	Pedale S.r.l.
4. Land plot identification	Municipality of Corato (BA), sheet 81, parcels 236 and 54, size: 13.59.52 ha.
5. Duration	1 year
6. Extension and Renewal
The Grantor grants to the Grantee the option to set up a 20-year superficie right. The Grantee shall exercise the option by registered letter.

The Parties shall execute a deed of confirmation of the setting up of the  20-year superficie right within 30 days of the exercise of the option right.

Upon the expiry of the 20 year period, the superficie right shall be renewed for further 4 years, upon the Grantee’s request, to be submitted by registered letter by no later than 60 days before the expiry date.

1 The original language version is on file with the Registrant and is available upon request.

7. Consideration
The consideration for the one-year superficie right is equal to Euro 80,000.00, which has been paid upon execution of the agreement.

The consideration for the 20-year superficie right is equal to Euro 630,000.00 and shall be paid in advance by 14 yearly instalments of Euro 45,000.00 by bank transfer. The payments shall be made by April 1 of each year.

The consideration for the 4-year renewal shall be equal to the last annual payment increased by a percentage of 100% of the Italian average inflation rate for the duration of the renewal.

8. Consideration adjustment	No adjustment to the 20-year consideration is foreseen. The consideration for the 4-year renewal shall be increased by a percentage of 100% of the Italian official inflation rate (ISTAT).
9. Withdrawal / termination right (Grantee)
The Grantee shall be entitled to withdraw from the agreement, at any time whatsoever, by means of 6 month prior notice.

Should the Grantor carry out any works on the neighbouring lands owned by the Grantor which might reduce the PV Plant’s power and efficiency, the Grantee shall be entitled to terminate the agreement or, alternatively, to request that any such work be removed / restored to its previous state.

Moreover, the Grantee shall be entitled to terminate the agreement should the Grantor refuse to sign any documents necessary for the construction and operation of the PV Plant.

10. Withdrawal / termination right (Grantor) - Step in-clause
Should payment of the consideration be delayed for over 3 months, the Grantor shall send written notice to the Grantee and to the bank indicated by the Grantee. Within 30 days of receipt of the above-mentioned notice, the bank shall be entitled to (i) appoint a third party that will replace the Grantee in the agreement, or (ii) inform the Grantor of its intention to cure, directly or through the Grantee, the breach of contract giving rise to the termination. In such events, the Grantor shall be entitled to terminate the agreement, provided that the Grantee has not cured the non-fulfilment within 30 days of the appointment of the third party replacing the Grantee or, as the case may be, of the receipt by the Grantor of the bank’s notice. Regardless of any breach of contract by the Grantee, the bank shall have the faculty to appoint a third party in place of the Grantee in the event that the bank has informed the Grantee of its intention to declare the forfeiture of the term (decadenza del beneficio del termine) according to art. 1186 of the Italian Civil Code, or to terminate for breach of contract or to withdraw from the loan agreement.

11. Easements
The Grantor consents to grant and constitute all the easements for the PV Plant to operate and to be constructed (passage, access and electrical easement) and, especially, an electrical easement over parcel 70, sheet 81.

12. Penalties
The Grantee shall pay a penalty of Euro 45,000.00 + consideration for the year in course in case of withdrawal from the agreement.

The Grantor shall pay a penalty of Euro 1,000.00 for each day on which it does not permit access to the Land.

13. Guarantee	None.
14. Plant removal	At the expiry of the agreement, at the Grantee’s expense.
15. Assignment
The Grantee shall be entitled at any time whatsoever to assign any obligation arising from the agreement, or to grant the use of the Land or the PV Plant to any third party by sending the relevant notice to the Grantor.

16. Pre-emption
Should the Grantors decide to sell the Land, it shall send the Grantee notice indicating the terms and conditions of the sale. The Grantee shall exercise its pre-emption right for the purchase of the Land by sending a letter within 60 days of receipt of the notice of sale.

17. Competent Court	Court of Trani.

ANNEX 2: AREA MAPS

STRALCIO IGM 1:100.000

STRALCIO IGM  1:50.000

Torre del Vento
Cisterna della Reda
Lago del Lupo
Aia Bucci
C. Arbore
la Masseria
50
Poggio del Trono
Mass.a Friuli
49
C. Mastromauro
Mass.a Fiore
48
Mass.a in Grotta
Jazzo Cecibizzo
Mass.a Piarulli
47
Jazzo Tarantini
11
12
13
14
15
16
17
m 0
0.5
1.0

STRALCIO IGM  1:25.000

ORTOFOTO  1:20.000

ORTOFOTO  1:10.000

COMUNE DI CORATO - Foglio di mappa 81 particelle 54 e 236

Fg. 81
Fg. 78
Pedale Capano
236
54

PLANIMETRIA CATASTALE  1:2.000

ANNEX 3

EQUIPMENT

ANNEX 3. EQUIPMENT

The main equipment and technology to be used in this project consist in photovoltaic panels and inverters.

These are the chosen brands:

PANELS:

CONERGY PM 230P / 1668x1000

CONERGY PM 235P / 1668x1000

CONERGY PM 240P / 1668x1000

INVERTERS:

SolarMax 13MT from SOLARMAX (nominal output of 13 KW)

SolarMax 15MT from SOLARMAX (nominal output of 15 KW)

Technical specifications are detailed in the annex 6.

The minor equipment as wiring, trays… is not relevant to be included in this annex, so it will detailed in the executive project.

ANNEX 4

LAYOUT PEDALE

LINEA AEREA BT
LINEA AEREA TELECOM
354.2
354.6
351.1
Mass.a Scelzu
355.9
357.5
356.9
357.8
352.5
352.1
355.7
356.8
360.4

ANNEX 5-A

BANK BOND MODEL

BANK LETTERHEAD

To
[Principal]
[ ]
[ ]
Italy

Place & date

Guarantee No [●] (the Bank Bond)

We have been informed that:

A.
on [ ], [ ] as principal (hereinafter indicated as Beneficiary), and Urbe Techno S.r.l., as contractor (hereinafter indicated as Contractor), entered into a turn key contract (the EPC Contract) for the construction inter alia of a photovoltaic plant to be located in the province of [ ], Italy, in the Municipality of [ ], made up of [ ] panels made of [ ], with a generator with a capacity equivalent to [•] KWp (hereinafter the Plant);

B.	under the EPC Contract the Contractor shall be fully responsible for the design, supply, construction, assembly, start-up, operation and maintenance of the Plant;

C.	The EPC Contract provides, inter alia, for the payment of a consideration of Euro [ ] ([ ]/00) per kWp, plus VAT (hereinafter known as the Consideration);

D.
pursuant to Articles 4.2 of the EPC Contract, the Contractor undertook to deliver the Beneficiary a first demand Bank Bond in the mount of Euro [ ] (in words [ ]/00) per kWp, equal to 10% (ten per cent) of the BoS Consideration (the Guaranteed Amount), issued by a primary and leading financial institution, to guarantee the due performance of the obligations undertaken by the Contractor under the EPC Contract;

E.
pursuant to Article 5.4 of the EPC Contract, the Contractor agrees that the Beneficiary assigns and/or pledges all receivables arising from the EPC Contract in favour of the Financing Entity, as defined in the EPC Contract;

F.	the definitions used in the EPC Contract shall apply also hereto, unless the context otherwise requires.

All this being stated, and having acknowledged that the aforementioned recitals are an integral and substantial part of this Bank Bond, NOW THEREFORE,

1.
We, [●] (the Guarantor), hereby irrevocably and unconditionally undertake to the Beneficiary that, forthwith upon the Beneficiary giving written notice to us (the Request), copied to the Contractor, duly signed by an authorised representative of the Beneficiary, countersigned by the Financing Entity, stating that the Contractor has failed to duly perform any of the obligations undertaken under the EPC Contract, notwithstanding any objection that may be raised by the Contractor, we shall pay within 3 (three) working days upon receipt by us of the Request, to the Beneficiary or to the Bank, any sum or sums as the Beneficiary may in such Request require, provided that such amount shall not exceed the Guaranteed Amount.

2.	The Guarantor shall exclusively rely on the Request and shall not carry out any further analysis of the reasons standing behind the Request or further verification or check of its consents.

3.	Pursuant to Article 4.2 of the EPC Contract, the Bank Bond shall be replaced by a bank guarantee equal to 10% of the Consideration (the Warranty Bond), upon execution of the PAC.

4.
This Bank Bond will come into force as soon as the Payment Milestone 2 is received on following bank account of the Contractor [insert bank details] and shall expire on [insert date corresponding to 12 months from its entry into force] or, on the date the Guarantor will receive a notice sent by the Contractor and countersigned by the Beneficiary and the Financing Entity confirming that this Bank Bond has been replaced with the Warranty Bond delivered to the Beneficiary, whichever is earlier (the Expiry Date). After the Expiry Date this Bank Bond shall be considered automatically and definitively null and void irrespective of whether the present document is returned to us or not.

5.	This Bank Bond may be partially or totally enforced; in case of partial enforcement the maximum Guaranteed Amount shall automatically be reduced proportionally.

6.
Any payment by us hereunder shall be in immediately available and freely transferable Euro free and clear of and without any deduction for or on account of any present or future taxes, levies, imposts, duties, charges, fees, set-off, counterclaims, deductions or withholdings of any nature whatsoever and by whomsoever imposed.

7.
Our obligations hereunder constitute direct primary, irrevocable and unconditional obligations, shall not require any previous notice to or claim against the Contractor and shall not be discharged or otherwise prejudiced or adversely affected by:

i.
any time, indulgence, waiver, concession or forbearance which the Beneficiary may grant to the Contractor or any neglect by the Beneficiary in enforcing any right of action or remedy the Beneficiary may have against the Contractor under the EPC Contract;

ii.	any amendment, modification or extension which may be made to the EPC Contract;

iii.	any change in the corporate structure of the Contractor;

iv.	any termination of the EPC Contract or of the employment of the Contractor;

v.	any other bond, security or Bank Bond held or obtained by the Beneficiary for any of the obligations of the Contractor under the EPC Contract or any release or waiver thereof';

vi.	any act or omission of the Contractor under any other arrangement with ourselves;

vii.	any invalidity or ineffectiveness of the EPC Contract;

viii.
any other matter or thing which in the absence of this provision would or might have discharged, affected or prejudiced our obligations hereunder except for a discharge or amendment of this Bank Bond expressly made or agreed to by the Beneficiary in writing.

8.
For the avoidance of doubt, this Bank Bond shall remain valid notwithstanding any inability or failure on our part to exercise our rights of subrogation which we may have against the Contractor as a result of making any payment under this Bank Bond.

9.
We acknowledge and consent, as of the date hereof, also for the purposes of Article 1248 of the Italian Civil Code, that the benefits arising from this Bank Bond in favour of the Beneficiary may be assigned, together with relevant credit’s rights, by the Beneficiary to the Financing Entity, with simultaneous written communication to us and to the Contractor.

10.
We also consent for the purpose of Article 1407 of the Italian Civil Code that this Bank Bond, together with relevant credit rights, can be assigned to an “eligible person” which is a person that is notified to us by the Beneficiary and/or the Financing Entity in writing (the Eligible Person), with prior written notice to us.

11.
Any notice hereunder shall be deemed as duly given when delivered in writing by registered letter with advice of receipt (Raccomandata A.R.), or by express courier to our registered office in [●] and shall be duly signed by an authorised representative of the Beneficiary.

12.
The Guarantor accepts and acknowledges that in the event of enforcement of this Bank Bond, its subrogation right towards the Contractor is subject to the satisfactory fulfilment of all the Beneficiary’s credit obligations towards the Contractor, pursuant to the EPC Contract. Therefore, the Guarantor expressly waives article 1949 of Civil Code.

13.
This Bank Bond is a Garanzia Autonoma a Prima Richiesta and implies, whether necessary, a waiver, among other things, to the benefits, rights and exceptions under Articles 1247, 1939, 1944, 1945, 1950, 1953, 1955 and 1957 of the Civil Code.

14.
All the costs (including legal fees) and all the fiscal expenses (including those related to stamp duty and registration fees) due pursuant to Italian law in relation to this Bank Bond shall be charged to the Guarantor. Any amendment to this Bank Bond shall be ineffective unless approved in writing by the Beneficiary and the Guarantor.

15.
This Bank Bond shall be governed by and construed in accordance with Italian law. The courts of Milan, Italy, shall have exclusive jurisdiction of all matters arising out of or in connection with this Bank Bond.

The Guarantor ___________

ANNEX 5-B

FORM OF PARENT COMPANY GUARANTEE

Dear Sirs,

Further to our recent discussions and in compliance with the provisions of the Contract (as defined below), we herewith submit to you a consolidated parent companies guarantee to be executed by way of exchange of commercial letters pursuant to Article 1.1 letter a), Part Two, of the Tariff under Presidential Decree 26 April 1986, no. 131 and in accordance with the terms and conditions specified below between:

- Solaer, a joint stock company organised and existing under the laws of [ ] and having its registered office at [ ], registration with the [ ], Fiscal Code and Vat No. [ ], corporate capital of [ ] (Solaer); and

- Grupo Zaragoza, a joint stock company organised and existing under the laws of [ ] and having its registered office at [ ], registration with the [ ], Fiscal Code and Vat No. [ ], corporate capital of [ ] (GZ);

Solaer and GZ shall be referred to as the Guarantors.

- [ ], with its registered offices located in [ ], VAT Registration Number and Tax Code [ ], entered in the Companies Register of [ ] under no. [ ], represented by [ ] in his capacity as Director (hereinafter known as “Principal”).

WHEREAS:

(A)
By an agreement dated [●] 2011 (the Contract, which term includes all amendments to variations of or supplements to it from time to time in force) the Principal has agreed to engage [ ] (the Contractor) for the design, supply, construction, assembly and start-up of a photovoltaic plant to be located in the Municipality of [ ] ([ ], Italy). Unless the context otherwise requires, words and expressions defined in the Contract have the same meaning when used in this Guarantee, as defined below.

(B)
According to the Contract, Contractors shall procure the delivery to Principal of a consolidate parent companies guarantee in the form of this guarantee (the Guarantee) within 5 (five) Working Days of execution of the Contract and in any case before having received the first payment milestone.

(C)	The Guarantors have agreed to guarantee the due performance of the Contract by the Contractor.

(D)	The Guarantors are the Contractor’s Parent Companies, as defined in the Contract.

IT IS AGREED as follows:

1.	Each of the Guarantors:

(a)
guarantees to the Principal, as primary obligor and not as surety, the due and punctual performance by the Contractor of each and all of the obligations, warranties, duties and undertakings of the Contractor under the Contract when such obligations, duties and undertakings shall become due and performable according to the terms of such Contract;

(b)
agrees, in addition to its obligations set out in clause 1(a) above, to indemnify the Principal against all losses, damages, costs and/or expenses which the Principal may incur by reason of any breach by the Contractor of its obligations, warranties, duties and undertakings under the Contract save that this shall not be construed as imposing greater or different obligations or liabilities on the Guarantor than are imposed on the Contractor under the Contract; and

(c)
agrees to indemnify the Principal on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal as if the obligation guaranteed had not been unenforceable, invalid or illegal provided that each of Guarantor's liability shall be no greater than the Contractor's liability would have been if the obligation guaranteed had not become unenforceable, invalid or illegal.

2.
The liability of the Guarantors under this Guarantee shall not be reduced or discharged by any act, omission or other thing whereby (in absence of this provision) the liability of the Guarantor under this Guarantee would or might be reduced or discharged in whole or in part as a consequence of:

(a)
any amendment to the obligations undertaken by the Contractor whether, by way of any addendum or variation referred to in clause 3 below, any suspension of the Works, extension of the time or otherwise; or

(b)	amendment to, or any variation, waiver or release of, (any part of) the Contract or any security or other guarantee in respect thereof; or

(c)	the termination of the Contract under the Contract attributable to the Contractor; or

(d)	any legal limitation, incapacity or other circumstances relating to the Contractor or any other person; or

(e)	the dissolution, amalgamation, change in status, function, control or ownership, insolvency, liquidation or the appointment of an administrator or receiver of the Contractor or any other person.

3.
In the event of change in control or ownership of the Contractor, the Guarantee shall remain in full force and effect. In the event of change in control or ownership of the Contractor, the Guarantors shall promptly notify to the Principal the name of the new controlling person or owner of the Contractor.

4.
By this Guarantee the Guarantors authorise the Contractor and the Principal to make any addendum, variation or amendment to the Contract, the due and punctual performance of which addendum and variation shall be likewise guaranteed by the Guarantors in accordance with the terms of this Guarantee.

5.
This Guarantee shall be a primary obligation of the Guarantors to perform or to take whatever steps may be necessary to procure the performance of the obligations of the Contractor under the Contract which have been breached, to assume jointly and severally with the Contractor all rights and obligations of the Contractor under the Contract and to pay the Principal from time to time any and all sums of money which the Contractor is at any time liable to pay to the Principal under the Contract; accordingly the Principal shall not be obliged before enforcing this Guarantee to take any action in any court or arbitral proceedings against the Contractors, to make demand or any claim against the Contractor, to enforce any other security held by it in respect of the obligations of the Contractor under the Contract or to exercise, levy or enforce any distress, or other process of execution against the Contractor.

6.
Each of the Guarantors shall bear the obligations provided under this Guarantee on a joint and several basis, this implying, for the avoidance of doubt, that the Principal shall be entitled to enforce this Guarantee against any or both Guarantors for any amount up to the Maximum Guaranteed Amount, as defined below.

7.	The maximum amount guaranteed by the Guarantor under this Guarantee shall be equal to the Consideration (the Maximum Guaranteed Amount).

8.	This Guarantee shall be effective upon delivery and shall expire 7 (seven) days following the FAC (the Expiry Date). Upon the Expiry Date, this Guarantee must be returned to us for cancellation.

9.
Until all amounts which may be or become payable under the Contract or this Guarantee have been irrevocably paid in full, the Guarantors shall not, as a result of this Guarantee or any payment or performance under this Guarantee, be subrogated to any right or security of the Principal or claim or prove in competition with the Principal against the Contractor or any person or demand or accept repayment of any monies or claim any right of contribution, set-off or indemnity and any sums received by the Guarantors or the amount of any set-off exercised by the Guarantors in breach of this provision shall be held by the Guarantors in trust for and shall be promptly paid to the Principal.

10.
The Guarantors shall not hold any security from the Contractor in respect of this Guarantee and any such security which is held in breach of this provision shall be held by the Guarantors in trust for and shall promptly be transferred to the Principal.

11.
Each payment to be made by the Guarantors under this Guarantee shall be made in Euro, without any set off or counterclaim and free and clear of all deductions or withholdings of any kind whatsoever or howsoever arising.  Should any deduction or withholding be made by law (including double taxation treaties) the Guarantors will pay that additional amount which is necessary to ensure that the Principal receives on the due date a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.  The Guarantors shall promptly deliver to the Principal any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any such deduction or withholding.

12.
The Guarantors shall have 5 (five) Working Days from the date of demand to make payment in full to the Principal of any amount due under this Guarantee. The Guarantors shall pay interest on any amount due under this Guarantee from the date which is 5 (five) Working Days from the date of demand until the date of payment in full (as well after as before any judgment) calculated on a daily basis at the six months Euribor plus 3 (three) percentage points.

13.	The Guarantors shall reimburse the Principal for all legal and other costs (including non-recoverable VAT) incurred by the Principal in connection with the enforcement of this Guarantee.

14.
Any settlement or discharge between the Principal and the Contractor or the Guarantors shall be conditional upon no order to refund by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation being issued by a competent court, in which case the Principal shall be entitled to recover from the Guarantor as if such settlement or discharge had not occurred.

15.
The Guarantors warrant that this Guarantee is a legally binding obligation, enforceable in accordance with its terms, and that all necessary consents and authorisations for the giving and implementation of this Guarantee have been obtained.

16.
The Guarantors warrant and undertake to the Principal that it shall take all necessary action directly or indirectly to perform the obligations expressed to be assumed by it or contemplated by this Guarantee and to implement the provisions of this Guarantee.

17.
The Guarantors warrant and confirm to the Principal that it has not entered into this Guarantee in reliance upon, nor has it been induced to enter into this Guarantee by any representation, warranty or undertaking made by or on behalf of the Principal (whether express or implied and whether under statute or otherwise) which is not set out in this Guarantee.

18.
The Guarantors acknowledge and consent, also for the purposes of Article 1407 of the Italian Civil Code, that the Principal shall be entitled by notice in writing to the Guarantors to assign this Guarantee at any time in connection with an assignment of the Contract in accordance with the provisions of the Contract, to the Financing Entity.

19.
Any notice hereunder shall be duly given when delivered in writing by hand (in the case of personal delivery) or by registered letter with advice of receipt (Raccomandata A.R.), or by express courier  to the Guarantors or by facsimile, provided an original of such facsimile is also received by us within three (3) Working Days and sent by one of the aforementioned notice methods and shall be duly signed by an authorised representative of the Principal.

20.
No delay or omission of the Principal in exercising any right, power or privilege under this Guarantee shall impair or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

21.
Without prejudice to Article 1419 (nullità parziale) of the Italian Civil Code, if - at any time - any provision of this Guarantee is or becomes illegal, invalid or unenforceable, neither the legality, validity nor enforceability of the remaining provisions of this Guarantee will in any way be affected or impaired thereby.

22.
The Guarantors shall pay all stamp duties and taxes, if any, to which the execution and delivery of this Guarantee may be subject and shall indemnify the Principal against any and all liabilities with respect to or arising from any delay or omission to pay any such duties and taxes.

23.	This Guarantee implies, where necessary, a waiver, among other things, to the benefits, rights and exceptions under Articles 1247, 1939, 1945, 1953, 1955 and 1957 of the Civil Code.

24.
This Guarantee shall be governed by and construed in accordance with Italian law. The courts of Milan, Italy, shall have exclusive jurisdiction of all matters arising out of or in connection with this Guarantee.

25.	Notices or demands given under this Guarantee shall be sent to the following addresses:

(a)	If to the Principal

[ ]
Attention: [ ]
[ ]
[ ]
Telephone: [ ]
Fax: [ ]

(b)	If to the Guarantors:

[ ]
Attention: ●
Telephone: ●
Fax: ●

[ ]
Attention: ●
Telephone: ●
Fax: ●

If you agree with the above terms and conditions, please send us by registered mail with return receipt or by express courier or deliver by hand a duly executed letter of acceptance incorporating the full text of this proposal.

Yours faithfully,

___________________________
for and on behalf of Solaer

___________________________
for and on behalf of GZ

For acceptance

___________________________

for and on behalf of the Principal

ANNEX 5-C

WARRANTY BOND MODEL

BANK LETTERHEAD

To
[Principal]
[ ]
[ ]
Italy

Place & date

Guarantee No [●] (the Warranty Bond)

We have been informed that:

A.
on [•] [ ]. as principal (hereinafter indicated as [ ] or Beneficiary), and [ ], as contractor, (hereinafter indicated as Contractor), entered into a turn key contract (the EPC Contract) for the construction inter alia of a photovoltaic plant to be located in the province of [ ], Italy, in the Municipalities of [ ], made up of [ ] panels made of [ ], with a generator with a capacity equivalent to [•] KWp (hereinafter the Plant);

B.	under the EPC Contract the Contractor shall be fully responsible for the design, supply, construction, assembly, start-up, operation and maintenance of the Plant;

C.	the EPC Contract provides, inter alia, for the payment of a consideration of Euro [•] (in words [•]/00 Euro) (hereinafter known as the Consideration);

D.
pursuant to Articles 4.2 of the EPC Contract, the Contractor undertook to deliver the Beneficiary a first demand Warranty Bond in the amount of Euro [ ] (in words [ ]/00) per kWp, equal to 10% (ten per cent) of the Consideration (the Guaranteed Amount), issued by a primary and leading financial institution, to guarantee the due performance of the obligations undertaken by the Contractor under the EPC Contract;

E.
pursuant to Article 5.4 of the EPC Contract, the Contractor agrees that the Beneficiary assigns and/or pledges all receivables arising from the EPC Contract in favour of the Financing Entity, as defined in the EPC Contract;

F.	the definitions used in the EPC Contract shall apply also hereto, unless the context otherwise requires.

All this being stated, and having acknowledged that the aforementioned recitals are an integral and substantial part of this Warranty Bond, NOW THEREFORE,

1.
We, [●] (the Guarantor), hereby irrevocably and unconditionally undertake to the Beneficiary that, forthwith upon the Beneficiary giving written notice to us (the Request), copied to the Contractor, duly signed by an authorised representative of the Beneficiary, countersigned by the Bank, stating that the Contractor has failed to duly perform any of the obligations undertaken under the EPC Contract, including but not limited to as a result of Performance Liquidated Damages, notwithstanding any objection that may be raised by the Contractor, we shall pay within 3 (three) working days upon receipt by us of the Request, to the Beneficiary or to the Bank, any sum or sums as the Beneficiary may in such Request require, provided that such amount shall not exceed the Guaranteed Amount.

2.	The Guarantor shall exclusively rely on the Request and shall not carry out any further analysis of the reasons standing behind the Request or further verification or check of its consents.

3.
This Warranty Bond will come into force as soon as the Payment Milestone 6 is received in the following bank account of the Contractor [insert bank details] and shall expire on [insert date corresponding to 30 months from its entry into force] or, on the date the Guarantor will receive a notice sent by the Contractor and countersigned by the Beneficiary and the Financing Entity confirming that FAC, as defined in the EPC Contract, has been issued, whichever is earlier (the Expiry Date). After the Expiry Date this Warranty Bond shall be considered automatically and definitively null and void irrespective of whether the present document is returned to us or not.

4.	This Warranty Bond may be partially or totally enforced; in case of partial enforcement the maximum Guaranteed Amount shall automatically be reduced proportionally.

5.
Any payment by us hereunder shall be in immediately available and freely transferable Euro free and clear of and without any deduction for or on account of any present or future taxes, levies, imposts, duties, charges, fees, set-off, counterclaims, deductions or withholdings of any nature whatsoever and by whomsoever imposed.

6.
Our obligations hereunder constitute direct primary, irrevocable and unconditional obligations, shall not require any previous notice to or claim against the Contractor and shall not be discharged or otherwise prejudiced or adversely affected by:

i.
any time, indulgence, waiver, concession or forbearance which the Beneficiary may grant to the Contractor or any neglect by the Beneficiary in enforcing any right of action or remedy the Beneficiary may have against the Contractor under the EPC Contract;

ii.	any amendment, modification or extension which may be made to the EPC Contract;

iii.	any change in the corporate structure of the Contractor;

iv.	any termination of the EPC Contract or of the employment of the Contractor;

v.	any other bond, security or Warranty Bond held or obtained by the Beneficiary for any of the obligations of the Contractor under the EPC Contract or any release or waiver thereof';

vi.	any act or omission of the Contractor under any other arrangement with ourselves;

vii.	any invalidity or ineffectiveness of the EPC Contract;

viii.
any other matter or thing which in the absence of this provision would or might have discharged, affected or prejudiced our obligations hereunder except for a discharge or amendment of this Warranty Bond expressly made or agreed to by the Beneficiary in writing.

7.
For the avoidance of doubt, this Warranty Bond shall remain valid notwithstanding any inability or failure on our part to exercise our rights of subrogation which we may have against the Contractor as a result of making any payment under this Warranty Bond.

8.
We acknowledge and consent, as of the date hereof, also for the purposes of Article 1248 of the Italian Civil Code, that the benefits arising from this Warranty Bond in favour of the Beneficiary may be assigned, together with relevant credit’s rights, by the Beneficiary to the Financing Entity, with simultaneous written communication to us and to the Contractor.

9.
We also consent for the purpose of Article 1407 of the Italian Civil Code that this Warranty Bond, together with relevant credit rights, can be assigned to an “eligible person” which is a person that is notified to us by the Beneficiary in writing (the Eligible Person), with prior written notice to us.

10.
Any notice hereunder shall be deemed as duly given when delivered in writing by registered letter with advice of receipt (Raccomandata A.R.), or by express courier to our registered office in [●] and shall be duly signed by an authorised representative of the Beneficiary.

11.
The Guarantor accepts and acknowledges that in the event of enforcement of this Warranty Bond, its subrogation right towards the Contractor is subject to the satisfactory fulfilment of all the Beneficiary’s credit obligations towards the Contractor, pursuant to the EPC Contract. Therefore, the Guarantor expressly waives article 1949 of Civil Code.

12.
This Warranty Bond is a Garanzia Autonoma a Prima Richiesta and implies, whether necessary, a waiver, among other things, to the benefits, rights and exceptions under Articles 1247, 1939, 1944, 1945, 1950, 1953, 1955 and 1957 of the Civil Code.

13.
All the costs (including legal fees) and all the fiscal expenses (including those related to stamp duty and registration fees) due pursuant to Italian law in relation to this Warranty Bond shall be charged to the Guarantor. Any amendment to this Warranty Bond shall be ineffective unless approved in writing by the Beneficiary and the Guarantor.

14.
This Warranty Bond shall be governed by and construed in accordance with Italian law. The courts of Milan, Italy, shall have exclusive jurisdiction of all matters arising out of or in connection with this Warranty Bond.

The Guarantor ___________

ANNEX 6

Technical Data  |  Photovoltaic modules

Conergy PM 220P–240P

The Conergy PM 220P–240P solar modules offer a high level of module output at an attractive price/performance ratio. They are equipped with 60 efficient, polycrystalline cells and come with a positive performance tolerance. They are characterised by high yields and a long service life. Their production is approved by the high quality standards of Conergy. Thanks to the high quality of manufacture and standardised dimensions, the Conergy PM 220P–240P can be used for nearly all applications.
Benefits for the system operator
|  Attractive price/performance ratio
|  High module output
|  Certification in accordance with IEC/EN 61215 Ed. 2 and IEC/EN 61730
|  Positive performance tolerance
|  Secure Investment decision thanks to a 5-year product warranty

  Benefits for the installer
|  Simple Installation thanks to functional connection technology
|  Option to combine with Conergy inverters and mounting systems

Technical Data  |  Photovoltaic modules
Conergy PM 220P–240P

Conergy PM
220P
225P
230P
235P
240P
Nominal output (PNOM)
Electrical values
according to STC1
220W
225W
230W
235W
240W
Module efficiency factor
13.20%
13.50%
13.80%
14.10%
14.39%
MPP voltage (VMPP)
30.20V
30.50V
30.84V
31.14V
30.68V
MPP current (IMPP)
7.28A
7.37A
7.48A
7.55A
7.90A
Off-load voltage (VOC)
36.90V
37.00V
37.32V
37.50V
37.32V
Short-circuit current (ISC)
7.85A
7.89A
8.00A
8.02A
8.50A
Temperature Coefficient(PMPP)
–0.44%/° C
–0.44%/° C
–0.44%/° C
–0.44%/° C
–0.44%/° C
Temperature Coefficient (VOC)
–0.118V/° C
–0.119V/° C
–0.119V/° C
–0.119V/° C
–0.119V/° C
Temperature Coefficient (VOC)
–0.32%/° C
–0.32%/° C
–0.32%/° C
–0.32%/° C
–0.32%/° C
Temperature Coefficient (ISC)
0.04%/° C
0.04%/° C
0.04%/° C
0.04%/° C
0.04%/° C
Temperature Coefficient (ISC)
3.2mA/° C
3.3mA/° C
3.3mA/° C
3.3mA/° C
3.3mA/° C
Socket dimensions (L × W × H)
Junction box specifications
110 × 115 × 22.5 mm
Protection type
IP 65
DC connector
Tyco
1 Standard Test Conditions defined as follows: 1,000 W/m2 radiant power at a spectral density of AM 1.5 (ASTM E892), cell temperature of 25° C.
www.conergy.com
Available from:
Module dimensions
(L × W × H):	1,668 × 1,000 × 40 mm
Cell dimensions:	156 × 156mm
Number of cells:	60
Cells:	polycrystalline
Weight:	20kg
Certification:	in accordance with IEC/EN 61215 Ed. 2 and IEC/EN 61730
Product warranty:	5 years
Warranted power:	90% of the nominal power for 10 years
80% of the nominal power for 25 years
Maximum system voltage:	1,000V
NOCT:	44.4° C

SolarMax MT Series

The power pack for maximum yields.

SWISS QUALITY

0
20
30
40
50
70
100

www.solarmax.com

SolarMax 15MT efficiency curve
Specifications
All rights, amendments and errors reserved.

1) recommended overdimensioning 15% (ISE Fraunhofer study).
2) with the same generator layout for each tracker
		SolarMax 10MT	SolarMax 13MT	SolarMax 15MT
Input values	Maximum PV generator output power 1)	12´000 W	15´000 W	18´000 W
	Max. PV generator output per MPP tracker	9´000 W	9´000 W	9´000 W
	MPP voltage range	250 V…750 V	250 V…750 V	250 V…750 V
	Minimum voltage for rated power 2)	320 V	280 V	320 V
	Maximum DC voltage	900 V	900 V	900 V
	Maximum DC current	2 × 16 A	3 × 16 A	3 × 16 A
	Number of MPP-Trackers	2	3	3
	String connections	2 × 2	3 × 2	3 × 2
	Connection type	MC4	MC4	MC4

Output values	Rated output power	10´000 W	13´000 W	15´000 W
	Maximum output power	10´000 W	13´000 W	15´000 W
	Nominal mains voltage	3 × 400 V	3 × 400 V	3 × 400 V
	Maximum AC current	3 × 16 A	3 × 20 A	3 × 22 A
	Mains nominal frequency / range	50 Hz / 45 Hz…55 Hz
	Power factor (cos phl)	> 0.98
	Distortion factor at rated power	< 3%
	Connection type	Amphenol
	Grid connection	Three-phase

Efficiency	Max. efficiency	98.0%
	Europ. efficiency	97.5%

Power Input	Own consumption (night)	0 W

Ambient conditions	Protection type compliant with EN 60529	P54
	Ambient temperature range	-20 oC…+60 oC
	Ambient temperature range at rated power	-20 oC…+50 oC
	Relative humidity	0…98% (no condensation)

Configuration	Display	Graphic LC display with backlight and status LED
	Circuit type	two-stage, transformerless (no galvanic isolation)
	Data logger	Data logger for energy yield, peak output and operating duration for the last 31 days, 12 months and 10 years
	Fault current monitoring	Internal, AC/DC sensitive
	Casing	Aluminium, cover power-coated
	Overvoltage conductor DC	Requirement class C (VDE 0675-6) or type 2 (EN 61643-11)
	Overvoltage conductor AC	Requirement class D (VDE 0675-6) or type 3 (EN 61643-11)

Standards & guidelines	CE-compliant	Yes
	EMC	EN 61000-3-2 / EN 61000-3-3 / EN 61000-3-11 / EN 61000-3-12 / EN 61000-6-2 / EN 61000-6-3
	Standard / guideline compliance	VDE 0126-1-1 / DK 5940 Ed. 2.2 / RD 661 / G59/2
	Device safety	“GS certified safety” VDE with EN 50178

Interfaces	Data communication	RS485 / Ethernet via two RJ45 sockets
	Status signaling contact	M12 connector with relay as N/C contact / N/O contact

Weight & dimensions	Weight	39 kg	42 kg	42 kg
	Dimensions in mm (W × H × D)	550 × 750 × 200	550 × 750 × 200	550 × 750 × 200

ANNEX 7

PROJECT IMPLEMENTATION SCHEDULE

ANNEX 8

SAFETY COSTS

Pcs	Concept	Cost
1	Safety Costs	351.000,00€

ANNEX 9.A

Performance Test – Preliminary Acceptance

Test Objective:

The test objective consists of guaranteeing the correct operation of the Plant for a period of 10days.

After the Start-up Test, and alter receiving satisfactory results regarding the operation of the Plant, there will be a continuous monitoring of the installation over 10 days.

This monitoring will be performed on the site and at the expense of the Contractor, under the supervision of the Technical Advisor.

The Test will consist of guaranteeing the correct operation of each Plant individually over 10 days, by way of the Performance Ratio (PR) based on the value of the energy measured at the GSE meter , and the average solar radiation.

Performance Ratio:

1)

Where:

PR = Measured Performance Ratio (PR) [%]

PNom  = Installed nominal peak power [kWp] based on technical data sheets by the manufacturer

Irr  = Irradiation measured by means of the monitoring system or a Reference Solar Cell mounted on a 30° tilted fixed structure [kWh/m²]

E AC measured  = Measured AC Energy at GSE gauge in the period under reference [kWh]

Istc = Irradiation at standard conditions (1 kW/m2)

G = Trackers’ Gain

The guaranteed Performance Ratio is based on a yearly average during long measurement periods.

The Performance Ratio calculated in periods less than one year can vary significantly from the average as a result of the temperature influence on panel output.

The required minimum Performance Ratio for an acceptable Plant is therefore adjusted accordingly to the lower PR to be met or exceeded at Preliminary Acceptance.

Guaranteed Levels:

Guaranteed Gain of the Trackers	Guaranteed PR (yearly measures)	Minimum PR at Preliminary Acceptance (PAC acceptance test)
25%	78,83%	76,5%
G	PRguar	PRmin

The value of the Guaranteed Gain G indicated in the table shall be considered in case of Irradiation measured on a tilted fixed plane with an inclination of 30°; if the Irradiation is measured by the monitoring System (Horizontal plane Irradiation) an additional 11% has to be added to the Gain (in this case it will result G=36%).

The PRmin (76,5%) at the preliminary acceptance test is equal to the minimum Performance Ratio requested by GSE to be admitted to the Incentive tariff.

1 The guaranteed PR refers to an annual average.

MONTH
PR
January
81,72%
February
81,72%
March
81,52%
April
80,54%
May
79,33%
June
77,89%
July
76,44%
August
75,98%
September
77,54%
October
78,44%
November
80,73%
December
81,92%
Year
78,83%

Results of the Performance Ratio Test at Preliminary Acceptance:

a)	PR ≥ PRmin => Performance Ratio acceptable

b)	PR < PRmin => Performance Ratio not acceptable; apply Article 12.8

2

Annex 9.B

Performance Ratio Test —Intermediate test and Final Acceptance Test

Test Objective:

The Intermediate Test consists of guaranteeing the correct operation of the Plant for a period of 1 years from Preliminary Acceptance.

The Final Acceptance Test basically consists of guaranteeing the correct operation of the Plant for a period of 1 years from the Intermediate Test till the end of the 2 year Warranty Period.

After the Start-up Test, and after receiving all the satisfactory results regarding the correct operation of the Plant, there will be a continuous monitoring of the installation during the 2 year Warranty Period.

This monitoring will be performed on the site and at the expense of the Contractor under the supervision of the Technical Advisor.

lt will consist in guaranteeing the correct operation of the Plant during the 2 year Warranty Period by way of the Performance Ratio, based on the reading of the energy produced and delivered to the grid and the average solar radiation.

Performance Ratio:

The Performance Ratio, or Efficiency, of each Plant is calculated by means of the formula 1)

The guaranteed Performance Ratio PRguar is based on the yearly average during long multi-year measurement periods.

Guaranteed PR levels:

Guaranteed Gain of the Trackers	Guaranteed PR	PenaltyPR at Intermediate Test	Penalty PR at FAC
25%	78,83%	78,04%	77,26%
G	PRguar	PRpen Intermediate	PRpen FAC

The value of the Guaranteed Gain G indicated in the table shall be considered in case of Irradiation measured on a tilted fixed plane with an inclination of 30°; if the Irradiation is measured by the monitoring System (Horizontal plane Irradiation) an additional 11% has to be added to the Gain (in this case it will result G=36%).

3

Results of the Performance Ratio Test at Intermediate and Final Acceptance:

PR ≥ PRpen    PR acceptable

PR < PRpen    Penalties (as stated in the EPC Agreement)

4

ANNEX 10 – Testing procedures

As a precondition to the signing of the Certificate of Provisional Acceptance, the following conditions shall be satisfied:

a.	The contractor shall have completed and the Employer and the Technical Advisor (if applicable) shall have attended and confirmed the successful completion of:

i.	the Preliminary Verifications

ii.	the Operational Trials

iii.	the Safety and Protection Verification

iv.	the Provisional Acceptance Test

b.	The Contractor shall demonstrate that the installations otherwise operate according to the specifications of this Contract.

c.	The electrical output infrastructure and the electricity meters function properly while live.

d.
For explanatory purposes, the perfect functioning of the plant monitoring and surveillance systems will not be considered necessary for the signing of the Provisional Acceptance Certificate, except for those data that should be monitored for the carrying out of the tests, including all of the parameters recorded by the meteorological station, as long as the Contractor commits to completing them in the 60 Work Days following the date of the signing of the Certificate of Provisional Acceptance.

1.	Preliminary Verifications

Preliminary Verifications shall consist of the following steps:

1.1.	The Photovoltaic Energy Station has successfully passed the following preliminary verifications:

i.	Civil works

ii.	Inverters

iii.	Modules

iv.	Trackers

v.	Channeling, man holes and wiring

vi.	Installation of P.P.C. (Public Power Corporation) transformer

vii.	Installation of monitoring system

viii.	Weather Station

ix.	Supply of Equipment and Finishing of DC installation

x.	AC cabling and connection with the Grid network

1.2.	The machinery and equipment have been supplied and completely installed.

1.3.	The internal connections and external interconnections, both mechanical and electrical, have been carried out and proved to function properly.

1.4.	The electrical installations complete the local requirements and have been verified to be in compliance with that which is indicated in the applicable Regulations.

1.5.	The monitoring and/or control instruments and devices have been checked.

1.6.	The security devices have been checked and are ready for operation.

1.7.	The whole area of the installation has been cleaned and all construction equipment and temporary installations have been removed that may compromise the operation of the installation.

1.8.	All system and component tests required by P.P.C. have been carried out.

1.9.	All inspections required by the authorities have been performed, and all official authorizations for the tests have been acquired.

2.	Operational Trials

If the results of the preliminary verifications are satisfactory, the following tests and verifications will be performed for the purpose of confirming the proper operation of all equipment and systems:

2.1.	Medium Voltage Installation

The Medium Tension Installation shall be put in service by personnel of the distributing company

Before the final connection of the  Stations, the following items will be checked:

a.	Voltage transformers are operating

b.	Low Voltage outputs from connected Inverters

c.	Border switch for all open solar Combiners boxes

2.2.	Low Voltage Installation

a.	Inverter connection

b.	Closing of AC switch of the inverter

c.	Connection of fuses to all branches of the solar generator

d.	Closing of DC switch of inverter

e.	Checking intensities of the strings and branches of the solar generator

f.	Protective relay and equipment tests

2.3.	Inverter Tests

a.	Operating test

b.	Tripping of protections

c.	Checking of currents and voltages on the photovoltaic strings at the input of every inverter

d.	Checking of currents and voltages at the output of every inverter

2.4.	Tracker Tests

a.	Connection

b.	Operating tests

2.5.	Testing of protection, safety and alarm systems and elements as well as their performance.

2.6.	Testing of alarms and protections for Low Voltage installations, inverters, trackers.

2.7.	Start-up and shut down tests at various times during operation

2.8.	Operating test for Meteorological Station

2.9.	Operating tests for all systems simultaneously

3.	Safety and Protection Verification

•	Surge protection for the DC voltage

•	Installed Lightning protection

4.	Provisional Acceptance Test

A Provisional Acceptance Test shall be performed as a precondition to the signing of the Certificate of Provisional Acceptance, for the verification (a) of the proper operation of all Stations and (b) of the ability of the Electrical Infrastructure to absorb the energy supplied by the Stations (c) of the verification of the GSE requirements for the obtaining of the Incentives.

Conditions for the performance of the Provisional Acceptance Test:

-	The installation of the Station is mechanically completed

-	Start-up and operating tests have been performed

-	Instrumentation necessary for the measuring of irradiance and temperature is available

-	An energy meter is calibrated and verified

-	Irradiation > 600 W/m2.

Methodology of the Provisional Acceptance Test:

-	The proper functioning and condition of instrumentation necessary for measuring will be checked.

-	The 10 days operating test must be carried out as shown in Annex 9A

B.	INTERMEDIATE AND FINAL ACCEPTANCE TEST

An Intermediate Acceptance Test shall be performed at the end of each of the 12-month periods of the Warranty Period, to determine compliance with the Guaranteed Value of the PR and the Guaranteed Value of Availability set out in Annex 9.

A Final Acceptance Test shall be performed at the end of the 24-month periods of the Warranty Period, to determine compliance with the Guaranteed Value of the PR and the Guaranteed Value of Availability set out in Annex 9 as a precondition to the signing of the Certificate of Final Acceptance.

Methodology of the Intermediate and Final Acceptance Test:

Both tests refers to a measurement period equal to 12 months.

The operating test must be carried out as shown in Annex 9.

ANNEX 11

Technical Acceptance Certificate Model

[on the Principal's headed paper]

Messrs [Contractor]
Attention of [•]

c.c.
Messrs [Works Manager]
Attention of [•]

Messrs [Technical Consultant]
Attention of [•]

[Messrs [Bank]
Attention of [•]]

Object: Turnkey Engineering, Procurement & Construction Contract entered into between [•] (the Principal) and [•] (the Contractor) on [•], concerning the photovoltaic plant in the Province of [•] named [Plant's name] (the Contract)

Dear [•],

capitalised terms used herein shall have the same meaning ascribed to them under the Contract.

We hereby certify that, according to the outcome of the Technical Inspection performed on [•]:

▪
the Works have been carried out to the satisfaction of the Principal and the Technical Consultant and in accordance with all the provisions of the Contract and its Annexes and Electro-Mechanical Completion shall be deemed as achieved.

Hence, pursuant to Article [•] of the Contract, it is hereby certified the Technical Acceptance of the Plant.

Yours faithfully,

Date

____________________

Signature

____________________

ANNEX 12

Commencement of Operation Notice Model

[on the Contractor's headed paper]

Messrs [Principal]
Attention of [•]

c.c.
Messrs [Works Manager]
Attention of [•]

Messrs [Technical Consultant]
Attention of [•]

[Messrs [Bank]
Attention of [•]]

Object: Turnkey Engineering, Procurement & Construction Contract entered into between [•] (the Principal) and [•] (the Contractor) on [•], concerning the photovoltaic plant in the Province of [ ] named [ ] (the Contract)

Dear [•],

capitalised terms used herein shall have the same meaning ascribed to them under the Contract.

Pursuant to Article [•]of the Contract, we wish to inform you that, with reference to the Plant, the Commencement of Operation has been achieved on the date hereof in compliance with all the terms and conditions of the Contract and its Annexes.

To this extent, we attach hereto the documentation provided under Article [•]of the Contract and we hereby confirm to you that the Plant has been connected to the grid.

Yours faithfully,

Date

____________________

Signature

____________________

ANNEX 13

Provisional Acceptance Certificate Model

[on the Principal's headed paper]

Messrs [Contractor]
Attention of [•]

c.c.
Messrs [Works Manager]
Attention of [•]

Messrs [Technical Consultant]
Attention of [•]

[Messrs [Bank]
Attention of [•]]

Object: Turnkey Engineering, Procurement & Construction Contract entered into between [•] (the Principal) and [•] (the Contractor) on [•], concerning the photovoltaic plant in the Province of [•] named [Plant's name] (the Contract)

Dear [•],

capitalised terms used herein shall have the same meaning ascribed to them under the Contract.

We hereby certify that Operational Inspection has been passed and:

(a)	the Plant is connected in parallel to the distributor’s electricity grid;

(b)	all the meters required to calculate the energy produced, transferred or exchanged with the grid have been installed;

(c)	the Power Purchase Agreement is in force;

(d)
Incentive request has been sent to the GSE in compliance with the terms indicated in Decree and GSE has approved the Plant’s admission to the Incentive pursuant to the Decree (comunicazione della tariffa incentivante by GSE);

(e)	all obligations related to the regulation of access to the grid have been performed.

Hence, pursuant to Article 12 of the Contract, it is hereby certified the Provisional Acceptance of the Plant.

Yours faithfully,
Date
Signature
____________________

ANNEX 14

Incentive Acceptance Certificate Model

[on the Principal's headed paper]

Messrs [Contractor]
Attention of [•]

c.c.
Messrs [Works Manager]
Attention of [•]

Messrs [Technical Consultant]
Attention of [•]

[Messrs [Bank]
Attention of [•]]

Object: Turnkey Engineering, Procurement & Construction Contract entered into between [•] (the Principal) and [•] (the Contractor) on [•], concerning the photovoltaic plant in the Province of [•] named [Plant's name] (the Contract)

Dear [•],

capitalised terms used herein shall have the same meaning ascribed to them under the Contract.

We hereby certify that all the following conditions have taken place:

▪	PAC has been issued;

▪	Power Purchase Agreement is in force with reference to the collection of the electrical energy produced by the Plant;

▪
Incentive Agreement is entered into with GSE in compliance with the terms foreseen in Article 5, paragraph 4, of the Decree Law, together with all the documents foreseen by the AEEG Resolution 90/07 and the Principal has been informed about the Plant’s admission to the incentive tariff foreseen by the Decree.

Hence, pursuant to Article [•] of the Contract, it is hereby certified the Incentive Acceptance Certificate.

Yours faithfully,

Date

____________________

Signature

____________________

ANNEX 15

Final Acceptance Certificate Model

[on the Principal's headed paper]

Messrs [Contractor]
Attention of [•]

c.c.
Messrs [Works Manager]
Attention of [•]

Messrs [Technical Consultant]
Attention of [•]

[Messrs [Bank]
Attention of [•]]

Object: Turnkey Engineering, Procurement & Construction Contract entered into between [•] (the Principal) and [•] (the Contractor) on [•], concerning the photovoltaic plant in the Province of [•] named [Plant's name] (the Contract)

Dear [•],

capitalised terms used herein shall have the same meaning ascribed to them under the Contract.

We hereby certify that, following issuance of IAC:

•	the Plant has passed successfully the First and Second Reassessment Test and/or any related Performance Liquidated Damages have been paid by the Contractor.

•	IAC has been issued;

Hence, pursuant to Article [12] of the Contract, it is hereby certified the Final Acceptance of the Plant.

Yours faithfully,

Date

____________________

Signature

____________________